Filed Pursuant to Rule 424(b)(3)

Registration No. 333-187637

PROSPECTUS

Aon plc

Offer to Exchange

$255,946,000 aggregate principal amount of

Aon plc’s 4.250% Notes Due 2042 (Guaranteed by Aon Corporation)

(that we refer to as the “original notes”)

(CUSIP Nos. 00185A AA2, G0408V AA0 and G0408V AB8)

for

$255,946,000 aggregate principal amount of Aon plc’s 4.250% Notes Due 2042 (Guaranteed by Aon Corporation)

(that we refer to as the “exchange notes”)

(CUSIP No. 00185A AB0)

that have been registered under the Securities Act of 1933, as amended (the “Securities Act”)

The exchange offer will expire at 5:00 p.m.,

New York City time, on May 13, 2013, unless extended.

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange up to $255,946,000 aggregate principal amount of our outstanding original notes (CUSIP Nos. 00185A AA2, G0408V AA0 and G0408V AB8) for a like principal amount of our exchange notes (CUSIP No. 00185A AB0) that have been registered under the Securities Act. Aon Corporation has unconditionally guaranteed the due and punctual payment of the principal, interest and other amounts due on the original notes and will unconditionally guarantee the due and punctual payment of the principal, interest and other amounts due on the exchange notes when the same shall become due and payable (each respective guarantee is referred to herein as a “guarantee”). When we use the term “notes” in this prospectus, the term includes the original notes, the exchange notes and the guarantee, unless otherwise indicated or the context otherwise requires. When we use the term “original notes” in this propsectus, the term includes the original notes and the guarantee, unless otherwise indicated or the context otherwise requires. When we use the term “exchange notes” in this prospectus, the term includes the exchange notes and the guarantee, unless otherwise indicated or the context otherwise requires. The terms of the exchange offer are summarized below and are more fully described in this prospectus.

The terms of the exchange notes are substantially identical to the terms of the original notes in all material respects, except that the exchange notes are registered under the Securities Act and the transfer restrictions, registration rights and related additional interest provisions applicable to the original notes do not apply to the exchange notes.

We will accept for exchange any and all original notes validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on May 13, 2013, unless the exchange offer is extended (the “expiration date”).

You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

We will not receive any proceeds from the exchange offer.

The exchange of original notes for exchange notes pursuant to the exchange offer should not be a taxable event for U.S. federal income tax purposes.

No public market currently exists for the original notes.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original securities where such original securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 8 to read about important factors you should consider before tendering your original notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 15, 2013

This prospectus contains summaries of the material terms of certain documents and refers you to certain documents that we have filed with the Securities and Exchange Commission (the “SEC”). See “Incorporation of Certain Documents by Reference.” Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to:

Aon plc 8 Devonshire Square London, England EC2M 4PL Attention: Company Secretary Telephone: +44 20 7623 5500	Aon Corporation 200 E. Randolph Street Chicago, Illinois 60601 Attention: Corporate Secretary Telephone: (312) 381-1000

In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to the expiration of the exchange offer.

No information in this prospectus constitutes legal, business or tax advice, and you should not consider it as such. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding the exchange offer.

i

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements relate to expectations or forecasts of future events.  They use words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential,” and other similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.”  You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts.  For example, we may use forward-looking statements when addressing topics such as:  market and industry conditions, including competitive and pricing trends; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of our revenues; our cost structure and the outcome of cost-saving or restructuring initiatives; the outcome of contingencies; dividend policy; the expected impact of acquisitions and dispositions; pension obligations; cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.  Potential factors that could impact results include:

•                  general economic conditions in different countries in which Aon does business around the world, including conditions in the European Union relating to sovereign debt and the continued viability of the Euro;

•                  changes in the competitive environment;

•                  changes in global equity and fixed income markets that could influence the return on invested assets;

•                  changes in the funding status of our various defined benefit pension plans and the impact of any increased pension funding resulting from those changes;

•                  rating agency actions that could affect our ability to borrow funds;

•                  fluctuations in exchange and interest rates that could impact revenue and expense;

•                  the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions and ERISA class actions;

•                  the impact of any investigations brought by regulatory authorities in the United States (the “U.S.”), the United Kingdom (the “U.K.”) and other countries;

•                  the cost of resolution of other contingent liabilities and loss contingencies, including potential liabilities arising from errors and omission claims against us;

•                  failure to retain and attract qualified personnel;

•                  the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which we operate, particularly given the global scope of our business and the possibility of conflicting regulatory requirements across jurisdictions in which we do business;

•                  the effect of the Redomestication on our operations and financial results, including the reaction of our clients, employees and other constituents, the effect of compliance with applicable U.K. regulatory regimes or the failure to realize some or all of the anticipated benefits;

•                  the extent to which we retain existing clients and attract new businesses and our ability to incentivize and retain key employees;

•                  the extent to which we manage certain risks created in connection with the various services, including fiduciary and advisory services, among others, that we currently provide, or will provide in the future, to clients;

•                  the possibility that the expected efficiencies and cost savings from the acquisition of Hewitt will not be realized, or will not be realized within the expected time period;

•                  the risk that the Hewitt businesses will not be integrated successfully;

•                  our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, and the ability to achieve those cost savings;

•                  the potential of a system or network disruption resulting in operational interruption or improper disclosure of personal data;

•                  any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act (“FCPA”) and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; and

•                  our ability to grow and develop companies that we acquire or new lines of business.

Any or all of our forward-looking statements may turn out to be inaccurate, and there are no guarantees about our performance.  The factors identified above are not exhaustive.  Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently.  Accordingly, readers should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made.  We are under no obligation (and expressly disclaim any obligation) to update or alter any forward-looking statement that we may make from time to time, whether as a result of new information, future events or otherwise.  Further information about factors that could materially affect Aon, including our results of operations and financial condition, is contained in the “Risk Factors” sections in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  Any information incorporated this way is considered to be part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information.  SEC rules and regulations also allow us to “furnish” rather than “file” certain reports and information with the SEC.  Any such reports or information which we have indicated as being “furnished” shall not be deemed to be incorporated by reference in or otherwise become a part of this prospectus, regardless of when furnished to the SEC.  We incorporate by reference the following documents that we have filed with the SEC and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” (i) after the date of the initial registration statement and prior to effectiveness of the registration statement and (ii) after the date of this prospectus and before the consummation or termination of the exchange offer (other than information in those filings that is furnished, under applicable SEC rules, rather than filed):

•                  Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on February 22, 2013;

•                  Definitive Proxy Statement on Schedule 14A filed on April 1, 2013; and

•                  Current Reports on Form 8-K dated March 8, 2013 and March 19, 2013.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file with the SEC at the SEC’s public reference room facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You may obtain further information on the operation of the public reference room by calling the SEC at 1 800 SEC 0330.  The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as “EDGAR.”  In addition, you may inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We make available free of charge most of our SEC filings through our Internet website (http://www.aon.com) as soon as reasonably practicable after we electronically file these materials with the SEC. You may access these SEC filings on our website. You may also find additional information about Aon plc, Aon Corporation and our other subsidiaries on our website. The information on, or accessible through, our website is not part of this prospectus. You may also request a copy of our SEC filings, or the documents we incorporate by reference herein, at no cost, by writing or telephoning us at:

Aon plc
8 Devonshire Square
London, England EC2M 4PL
Attention: Company Secretary
Telephone: +44 20 7623 5500

Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to the expiration of the exchange offer.

SUMMARY

The following summary highlights selected information included in or incorporated by reference into this prospectus and may not contain all of the information that is important to you. Before deciding whether you should participate in the exchange offer, you should read this prospectus in its entirety, including the documents incorporated by reference herein, especially the risks of participating in the exchange offer discussed under “Risk Factors” contained herein and under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, all of which are incorporated by reference into this prospectus as well as the consolidated financial statements and notes to those consolidated financial statements incorporated by reference herein.  Each reference in this prospectus to “we,” “us,” “our,” “Aon plc” or “the Company” means Aon plc and its consolidated subsidiaries, unless the context requires otherwise, and each reference to “Aon Corporation” or the “Guarantor” means Aon Corporation, our indirect wholly owned subsidiary, as the guarantor of the original notes and the exchange notes.

Aon plc

We are a preeminent professional service firm, focused on the topics of risk and people. We are the leading global provider of risk management services, insurance and reinsurance brokerage, and human resource consulting and outsourcing, delivering distinctive client value via innovative and effective risk management and workforce productivity solutions. We serve clients through two operating segments, Risk Solutions and HR Solutions. Risk Solutions acts as an advisor and insurance and reinsurance broker, helping clients manage their risks via consultation, as well as negotiation and placement of insurance risk with insurance carriers through our global distribution network. HR Solutions partners with organizations to solve their most complex benefits, talent and related financial challenges, and improve business performance by designing, implementing, communicating and administering a wide range of human capital, retirement, investment management, health care, compensation and talent management strategies. As of December 31, 2012, we had approximately 65,000 employees and conducted our operations through various subsidiaries in more than 120 countries and sovereignties.

On April 2, 2012, we completed the reorganization of the corporate structure of the group of companies controlled by Aon Corporation, Aon plc’s predecessor as the ultimate holding company of the Aon group. In this prospectus, we refer to this transaction as the “Redomestication.” In the Redomestication, each issued and outstanding share of Aon Corporation common stock held by stockholders of Aon Corporation was converted into the right to receive one Class A Ordinary Share, nominal value $0.01 per share, of Aon plc.

Our principal executive offices are located at 8 Devonshire Square, London, England EC2M 4PL. Our telephone number is +44 20 7623 5500.

Aon Corporation

Aon Corporation is a wholly-owned Delaware subsidiary of Aon Holdings LLC, which is a wholly-owned direct Delaware subsidiary of Aon plc. Prior to the Redomestication, Aon Corporation was the ultimate holding company for the Aon group. See “Where You Can Find More Information” in this prospectus.

Aon Corporation’s principal executive offices are located at 200 East Randolph Street, Chicago, Illinois 60601, and our telephone number is (312) 381-1000.

Summary of the Exchange Offer

On December 12, 2012, in connection with a private exchange offer, we issued $165,946,000 aggregate principal amount of 4.250% Notes Due 2042 (the “initial issuance”). As part of the initial issuance, we entered into a registration rights agreement with the dealer managers of the private exchange offer, dated as of December 12, 2012, in which we and the Guarantor agreed, among other things, to deliver this prospectus to you and to use all commercially reasonable efforts to complete an exchange offer for the original notes. In addition, on March 8, 2013, in connection with a private offer, we issued an additional $90,000,000 aggregate principal amount of 4.250% Notes Due 2042 (the “subsequent issuance”), which were consolidated and form a single series with, the original notes issued in the initial issuance.  As part of the subsequent issuance, we entered into a registration rights agreement with the initial purchasers in the private offer, dated as of March 8, 2013, in which we and the Guarantor agreed, among other things, to deliver this prospectus to you and to use all commercially reasonable efforts to complete an exchange offer for the original notes.  Below is a summary of the exchange offer.

Securities offered

$255,946,000 aggregate principal amount of 4.250% Notes Due 2042 that have been registered under the Securities Act (the “exchange notes”). The form and terms of the exchange notes are substantially identical in all material respects to those of the original notes except that the exchange notes are registered under the Securities Act and the transfer restrictions, registration rights and related additional interest provisions applicable to the original notes do not apply to the exchange notes. Like the original notes, the exchange notes will be issued by Aon plc and will be unconditionally guaranteed by Aon Corporation.

Exchange offer

We are offering to exchange up to $255,946,000 principal amount of the outstanding original notes for a like principal amount of the exchange notes. You may tender original notes only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. We will issue exchange notes promptly after the expiration of the exchange offer. In order to be exchanged, an original note must be validly tendered, not validly withdrawn and accepted. Subject to the satisfaction or waiver of the conditions of the exchange offer, all original notes that are validly tendered and not validly withdrawn will be exchanged. As of the date of this prospectus, there is $255,946,000 aggregate principal amount of original notes outstanding. The $255,946,000 aggregate principal amount of original notes were issued under the indenture, dated as of December 12, 2012, between Aon plc, Aon Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) (“Indenture”). If all outstanding original notes are tendered for exchange, there will be $255,946,000 principal amount of exchange notes outstanding after this exchange offer.

Expiration date; Tenders

The exchange offer will expire at 5:00 p.m., New York City time, on May 13, 2013, which is the twenty-first business day of the offering period, unless we extend the period of time during which the exchange offer is open. In the event of any material change in the offer, we will extend the period of time during which the exchange offer is open if necessary so that at least five business days remain in the exchange offer period following notice of the material change. By signing or agreeing to be bound by the letter of transmittal, you will represent, among other things, that:

	•	you are not an affiliate of ours or if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

	•	you are acquiring the exchange notes in the ordinary course of your business;

•

at the time of the exchange offer, you have no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the original notes or the exchange notes; and

•

if you are a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market making or other trading activities, you will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such exchange notes. For further information regarding resales of the exchange notes by broker-dealers, see the discussion under the caption “Plan of Distribution.”

Accrued interest on the exchange notes and original notes

The exchange notes will bear interest from and including the most recent date to which interest has been paid or provided for on the original notes or, if no interest has been paid, from December 12, 2012, the issue date of the original notes. If your original notes are accepted for exchange, you will receive interest on the exchange notes and not on the original notes, provided that you will receive interest on the original notes and not the exchange notes if and to the extent the record date for such interest payment occurs prior to completion of the exchange offer. Any original notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Conditions to the exchange offer

The exchange offer is subject to customary conditions. If we materially change the terms of the exchange offer, we will re-solicit tenders of the original notes and extend the exchange offer period if necessary so that at least five business days remain in the exchange offer period following notice of any such material change. See “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Procedures for tendering original notes	A tendering holder must, at or prior to the expiration date:

•

transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent (as defined herein) at the address listed in this prospectus; or

•

if original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent’s message to the exchange agent at the address listed in this prospectus. See “The Exchange Offer—Procedures for Tendering.”

Special procedures for beneficial holders

If you are a beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that nominee to tender on your behalf. See “The Exchange Offer—Procedures for Tendering.”

Withdrawal rights	Tenders may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer—Withdrawal Rights.”

Acceptance of original notes and delivery of exchange notes

Subject to the conditions stated in the section “The Exchange Offer—Conditions to the Exchange Offer” of this prospectus, we will accept for exchange any and all original notes which are properly tendered in the exchange offer and not validly withdrawn before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See “The Exchange Offer—Terms of the Exchange Offer.”

Certain U.S. federal tax consequences

Your exchange of original notes for exchange notes pursuant to the exchange offer should not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Consequences.”

Regulatory requirements

Following the effectiveness of the registration statement covering the exchange offer by the SEC, no other material federal regulatory requirement must be complied with in connection with this exchange offer.

Exchange agent

The Bank of New York Mellon Trust Company, N.A. (the “exchange agent”) is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading “The Exchange Offer—Exchange Agent.”

Use of proceeds; expenses

We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the original notes and the exchange notes) other than commissions or concessions of any brokers or dealers.

Resales

Based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that exchange notes issued under this exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of original notes who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing the exchange notes, or any broker dealer who purchased the original notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the SEC staff set forth in the above mentioned no action letters, (ii) will not be entitled to tender its original notes in the exchange offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Consequences of not exchanging original notes

If you do not exchange your original notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your original notes. In general, you may offer or sell your original notes only:

	•	if they are registered under the Securities Act and applicable state securities laws;
	•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or
	•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

Although your original notes will continue to accrue interest, they will generally retain no rights under the registration rights agreement. We currently do not intend to register the original notes under the Securities Act. Under some circumstances, holders of the original notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell exchange notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the original notes by these holders. For more information regarding the consequences of not tendering your original notes and our obligations to file a shelf registration statement, see “The Exchange Offer—Consequences of Exchanging or Failing to Exchange the Original Notes” and “The Exchange Offer—Registration Rights Agreements.”

United Kingdom income tax law imposes an obligation to withhold an amount in respect of income tax at the basic rate (currently 20 percent) on payments of interest on certain debt securities.  This obligation does not apply to payments of interest on certain debt securities that are, and continue to be, listed on a “recognized stock exchange” within the meaning of section 1005 of the Income Tax Act 2007.  The original notes provide and the exchange notes will provide that, following the completion of the exchange offer, additional amounts in respect of withholding or deduction on interest paid after such completion shall only be payable (i) where the notes with respect to which the payment subject to withholding or deduction in respect of Taxes (as defined herein) is made (the “Relevant Notes”) are listed on a “recognized stock exchange” within the meaning of section 1005 of the Income Tax Act 2007 or (ii) to the extent that the exchange notes not being so listed results in any payment with respect to the Relevant Notes being subject to a withholding or deduction in respect of Taxes (as defined herein). However, this limitation on our obligation to pay additional amounts shall only apply to withholdings or deductions for or on account of taxes to the extent that such withholdings or deductions would not be required if the Relevant Notes were listed on a “recognized stock exchange” within the meaning of section 1005 of the Income Tax Act 2007.  We plan to list the exchange notes on the New York Stock Exchange (“NYSE”), a “recognized stock exchange” for purposes of section 1005 of the Income Tax Act 2007. However, the original notes are not listed and we do not intend to list the original notes on any “recognized stock exchange.”  Accordingly, any holder that does not tender its original notes for exchange notes may be subject to U.K. withholding tax.  Prior to the completion of the exchange offer, holders of the original notes will be eligible to receive additional amounts.  Certain types of taxes will not be entitled to payment of additional amounts.  See “Description of Exchange Notes and Guarantee—Payment of Additional Amounts.”

Risk factors

For a discussion of significant risk factors applicable to the exchange notes and the exchange offer, see “Risk Factors” beginning on page 8 of this prospectus for a discussion of factors you should consider carefully before deciding to participate in the exchange offer.

Summary of the Terms of the Exchange Notes

The following is a summary of the terms of the exchange notes. The form and terms of the exchange notes are identical in all material respects to those of the original notes except that the exchange notes are registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions applicable to the original notes do not apply to the exchange notes. The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the exchange notes, see the section of this prospectus entitled “Description of Exchange Notes and Guarantee.”

Issuer	Aon plc

Guarantor	Aon Corporation

Securities offered	$255,956,000 aggregate principal amount of 4.250% Notes Due 2042 of Aon plc, unconditionally and irrevocably guaranteed by Aon Corporation

Maturity	December 12, 2042

Interest

Interest will accrue at the rate of 4.250% per annum, and will be payable in cash semi-annually in arrears on June 12 and December 12 of each year (or if the twelfth day of any such month is not a business day (as defined herein), on the next business day). Interest will accrue from and including the settlement date of the exchange notes.

Ranking

The exchange notes will be unsecured obligations of Aon plc and will rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness of Aon plc.

The exchange notes will be effectively subordinated to all of the existing and future secured indebtedness of Aon plc to the extent of the assets securing such indebtedness. As of December 31, 2012, Aon plc had no secured indebtedness for borrowed money. The exchange notes will be structurally subordinated to all of the secured and unsecured indebtedness and other liabilities of Aon plc’s subsidiaries (other than, by virtue of the guarantee, Aon Corporation). As of December 31, 2012, Aon plc’s subsidiaries other than Aon Corporation had approximately $5.7 billion of outstanding indebtedness and other liabilities, including trade payables, pension and other post employment liabilities, other current liabilities and non-current liabilities, but excluding intercompany liabilities and fiduciary liabilities, or approximately 55% of Aon plc’s total liabilities.

The guarantee will be effectively subordinated to all of the existing and future secured indebtedness of Aon Corporation to the extent of the assets securing such indebtedness. As of December 31, 2012, Aon Corporation had no secured indebtedness for borrowed money. The guarantee will be structurally subordinated to all of the existing and future secured and unsecured indebtedness and other liabilities of Aon Corporation’s subsidiaries. As of December 31, 2012, Aon Corporation’s subsidiaries had approximately $5.0 billion of outstanding indebtedness and other liabilities, including trade payables, pension and other post employment liabilities, other current liabilities and non-current liabilities, but excluding intercompany liabilities and fiduciary liabilities, or approximately 52% of Aon Corporation’s total liabilities.

Optional Redemption

We may redeem some or all of the exchange notes, in whole or in part, at any time or from time to time, at the redemption prices set forth in the Indenture, as summarized in this prospectus. See “Description of Exchange Notes and Guarantee—Optional Redemption of the Notes by the Company.”

Optional Tax Redemption

In the event of various tax law changes that require us to pay additional amounts, and in other limited circumstances, as described under “Description of Exchange Notes and Guarantee—Optional Tax Redemption”, we may redeem all, but not less than all, of the exchange notes prior to maturity at a redemption price equal to the principal amount of the exchange notes plus accrued and unpaid interest.

Provision of Tax Information

If we determine with respect to any interest payment that U.K. withholding tax may be payable, then to facilitate the payment of U.K. withholding tax, we may require holders of notes to provide to us certain information described under “Certain U.K. Tax Consequences” 30 days prior to the relevant interest payment date. Any delay in providing this information will result in the deferral of the relevant interest payment until 30 days after the date of receipt of such information.

Future Issuances

We may from time to time, without the consent of, or without giving notice to holders of the exchange notes, create and issue additional notes having the same terms and conditions as the exchange notes in all respects (other than the issue date, issue price, and to the extent applicable, first date from which interest accrues and first interest payment date for such notes).  Those additional notes will be consolidated with and form a single series with any exchange notes outstanding at such time; provided that if the additional notes are not fungible with the exchange notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

Certain covenants

The Indenture includes requirements that must be met if we consolidate with or merge into, or transfer or lease our assets substantially or entirely to another entity or person.  The Indenture also requires that we pay additional amounts in certain circumstances. See “Description of Exchange Notes and Guarantee.”

RISK FACTORS

Investing in the notes involves risks. Before deciding whether to participate in the exchange offer, you should consider carefully the risks described below and all of the information contained or incorporated by reference in this prospectus before making an investment decision. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and in other documents that we subsequently file with the SEC, all of which are incorporated by reference into this prospectus. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Risks Relating to the Exchange Notes

An active trading market for the exchange notes may not develop.

The exchange notes are new securities for which there currently is no existing trading market.  We cannot assure you that a trading market for the exchange notes will develop or, if a trading market does develop, that it will be maintained.  Even if a trading market for the exchange notes develops or, if it develops, is maintained, the liquidity of any market for exchange notes will depend upon the number of holders of the exchange notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the exchange notes and other factors.  Accordingly, no assurance can be given as to the liquidity of, or adequate trading markets for, the exchange notes.  If such a market were to develop, the exchange notes could trade at prices that are substantially lower than their initial offering price.

Our credit ratings may not reflect all risks of an investment in the exchange notes

The credit ratings of the exchange notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the exchange notes.  In addition, real or anticipated changes in our credit ratings will generally affect any trading market for, or trading value of, the exchange notes.

The exchange notes will be effectively subordinated to all of our existing and future secured debt and to the existing and future debt of our subsidiaries (other than, by virtue of the guarantee, Aon Corporation), and the guarantee will be effectively subordinated to all of Aon Corporation’s existing and future secured debt and to the existing and future debt of Aon Corporation’s subsidiaries.

The exchange notes are not secured by any of our assets or the assets of our subsidiaries and the unconditional guarantee of the exchange notes is not secured by any of the assets of Aon Corporation or the assets of Aon Corporation’s subsidiaries.  As a result, the indebtedness represented by the exchange notes will effectively be subordinated to any secured indebtedness we or our subsidiaries may incur, and the indebtedness represented by the guarantee will effectively be subordinated to any secured indebtedness Aon Corporation or its subsidiaries may incur, in each case to the extent of the value of the assets securing such indebtedness.  As of December 31, 2012, neither we nor Aon Corporation had any secured indebtedness for borrowed money, and as of the same date, our subsidiaries other than Aon Corporation had approximately $5.7 billion of outstanding indebtedness and Aon Corporation’s subsidiaries had approximately $5.0 billion of outstanding indebtedness.  In the event of any distribution or payment of our assets or those of Aon Corporation in any foreclosure, dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding, any secured creditors of ours or of Aon Corporation, respectively, would have a superior claim to the extent of their collateral.  In the event of the dissolution, a winding up, liquidation or reorganization, or other bankruptcy proceeding of a subsidiary of ours, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us, Aon Corporation or (except with respect to amounts payable by Aon Corporation under the guarantee) the holders of the exchange notes.  In the event of the dissolution, a winding up, liquidation or reorganization, or other bankruptcy proceeding of a subsidiary of Aon Corporation, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to Aon Corporation or to holders of the exchange notes in respect of the guarantee.  If any of the foregoing occur, we cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes or under the guarantee.

We need to maintain adequate liquidity in order to have sufficient cash to meet operating cash flow requirements, repay maturing debt and satisfy other obligations.  If we fail to comply with the covenants contained in our various borrowing agreements, our liquidity, results of operations and financial condition may be adversely affected.

Our liquidity is a function of our ability to successfully generate cash flows from operations and improvement therein, access to capital markets and borrowings under our credit agreements. We believe our liquidity (including operating and other cash flows that we expect to generate) will be sufficient to meet operating requirements as they occur; however, our ability to maintain sufficient liquidity going forward depends on our ability to generate cash from operations and access to the capital markets and borrowings, all of which are subject to general economic, financial, competitive, legislative, regulatory and other market factors that are beyond our control.

At December 31, 2012, we have a five-year $400 million unsecured revolving credit facility in the U.S. (“U.S. Facility”) that expires in 2017. The U.S. facility is for general corporate purposes, including commercial paper support. Additionally, we have a five-year €650 million ($860 million at December 31, 2012 exchange rates) multi-currency foreign credit facility (“Euro Facility”) available, which expires in October 2015. At December 31, 2012, we had no borrowings under either of these credit facilities.  At December 31, 2012, we were compliant with the financial covenants contained in our U.S. and Euro Facilities.  However, failure to comply with material provisions of our covenants in the credit facilities could result in a default under the credit agreements, rendering them unavailable to us and causing a material adverse effect on our liquidity, results of operations and financial condition.

Certain of our financing agreements, including our credit facilities, contain various covenants that limit the discretion of our management in operating our business, could prevent us from engaging in certain potentially beneficial activities and the violation of which could result in an event of default. The exchange notes will not have the benefit of all of these covenants.

The restrictive covenants in our financing agreements may impact how we operate our business and prevent us from engaging in certain potentially beneficial activities.  For both our U.S. and Euro Facilities, the two most significant covenants require us to maintain a ratio of consolidated EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted for Hewitt related transaction costs and up to $50 million in non-recurring cash charges (“Adjusted EBITDA”) to consolidated interest expense and a ratio of consolidated debt to Adjusted EBITDA. For both facilities, the ratio of Adjusted EBITDA to consolidated interest expense must be at least 4 to 1. For the Euro Facility, the ratio of consolidated debt to Adjusted EBITDA must not exceed 3 to 1. For the U.S. Facility, the ratio of consolidated debt to Adjusted EBITDA must not exceed the lower of (a) 3.25 to 1.00 or (b) the greater of (i) 3.00 to 1.00 or (ii) the lowest ratio of consolidated debt to Adjusted EBITDA then set forth in the Euro Facility or our $450,000,000 term loan facility. The Indenture does not include similar covenants. Failure to comply with the covenants contained in our credit facilities or our other existing indebtedness could result in an event of default under the credit facilities or our other existing indebtedness, that, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of certain defaults under our credit facilities or our other indebtedness, the lenders thereunder would not be required to lend any additional amounts to us and could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable.

If the indebtedness under our credit facilities or our other indebtedness, including the exchange notes, were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full. See “Description of the New Notes and Guarantee.”

There are no covenants in the Indenture relating to our ability to incur future indebtedness or pay dividends and limited restrictions on our ability to engage in other activities, which could adversely affect our ability to pay our obligations under the exchange notes or the guarantee, as the case may be.

The Indenture does not contain any financial covenants.  The Indenture permits us and our subsidiaries to incur additional debt, including secured debt.  Because the exchange notes and the guarantee will be unsecured, in the event of any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding regarding us or Aon Corporation, whether voluntary or involuntary, the holders of our or Aon Corporation’s secured debt, if any, will be entitled to receive payment to the extent of the assets securing that debt before we or Aon Corporation, respectively, can make any payment with respect to the exchange notes or the guarantee, as the case may be.  If any of the foregoing events occurs, we cannot assure you that Aon Corporation will have sufficient assets to pay amounts due on the exchange notes or the guarantee, as the case may be.  As a result, you may receive a payment on the exchange notes or the guarantee, as the case may be, that is less than that which you are entitled to receive or recover nothing if any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding occurs.

The Indenture does not limit our subsidiaries’ ability to issue or repurchase securities, pay dividends or engage in transactions with affiliates.  Our and Aon Corporation’s ability to use our funds for numerous purposes may limit the funds available to pay our or Aon Corporation’s obligations under the exchange notes or the guarantee, as the case may be.

In relation to interest payments on the exchange notes, a holder may be required to provide to us certain information regarding its tax status, and the failure by a holder to provide this information will result in the deferral of interest.

If we determine with respect to any interest payment that U.K. withholding tax may be payable, then to facilitate the payment of U.K. withholding tax, holders of notes may be required to provide to us certain information, including country of tax residency and tax information number, relating to that holder’s tax status, as described in more detail under “Certain U.K. Tax Consequences.” Any delay in providing this information will result in the deferral of the relevant interest payment until 30 days after the date of receipt of such information.

Risks Relating to Failure to Exchange

You may have difficulty selling the original notes that you do not exchange.

If you do not exchange your original notes for exchange notes pursuant to the exchange offer, the original notes you hold will continue to be subject to the existing transfer restrictions. The original notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities

Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We do not anticipate that we will register the original notes under the Securities Act. After the exchange offer is consummated, the trading market for the remaining untendered original notes may be small and inactive. Consequently, you may find it difficult to sell any original notes you continue to hold or to sell such original notes at the price you desire because there will be fewer original notes of such series outstanding.

Unless the original notes are listed on a “recognized stock exchange,” they may be subject to U.K. withholding tax.

United Kingdom income tax law imposes an obligation to withhold an amount in respect of income tax at the basic rate (currently 20 percent) on payments of interest on certain debt securities.  This obligation does not apply to payments of interest on certain debt securities that are, and continue to be, listed on a “recognized stock exchange” within the meaning of section 1005 of the Income Tax Act 2007.  The original notes provide and the exchange notes will provide that, following the completion of the exchange offer, additional amounts in respect of withholding or deduction on interest paid after such completion shall only be payable (i) where the notes with respect to which the payment subject to withholding or deduction in respect of Taxes (as defined herein) is made (the “Relevant Notes”) are listed on a “recognized stock exchange” within the meaning of section 1005 of the Income Tax Act 2007, or (ii) to the extent that the exchange notes not being so listed would result in any payments with respect to the Relevant Notes being subject to a withholding or deduction in respect of Taxes.  However, this limitation on our obligation to pay additional amounts shall only apply to withholdings or deductions for or on account of taxes to the extent that such withholdings or deductions would not be required if the Relevant Notes were listed on a “recognized stock exchange” within the meaning of section 1005 of the Income Tax Act 2007.

We plan to list the exchange notes on the NYSE, a “recognized stock exchange” for purposes of section 1005 of the Income Tax Act 2007.  However, the original notes are not listed and we do not intend to list the original notes on any “recognized stock exchange.”  Accordingly, any holder that does not tender its original notes for exchange notes may be subject to U.K. withholding tax. Prior to the completion of the exchange offer, holders of the original notes will be eligible to receive additional amounts.  Certain types of taxes will not be entitled to payment of additional amounts.  See “Description of Exchange Notes and Guarantee—Payment of Additional Amounts.”

Risks Relating to the Exchange Offer

The consummation of the exchange offer may be delayed, which may in turn delay your ability to transfer the exchange notes.

We will exchange up to the aggregate principal amount of original notes for exchange notes that are tendered in compliance with, and pursuant to, the terms and conditions of the exchange offer described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their exchange notes, during which time those holders of original notes will not be able to effect transfers of their original notes tendered in the exchange offer. We may, however, waive these conditions at our sole discretion prior to the expiration date. See “The Exchange Offer—Conditions to the Exchange Offer.”

Some noteholders may be required to comply with the registration and prospectus delivery requirements of the Securities Act.

If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, a broker-dealer that purchased original notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the exchange notes it receives in exchange for original notes in the exchange offer. Our obligation to keep the registration statement of which this prospectus forms a part effective is limited. Accordingly, we cannot guarantee that a current prospectus will be available at all times to broker-dealers wishing to resell their exchange notes.

Late deliveries of original notes or any other failure to comply with the exchange offer procedures could prevent a holder from exchanging its original notes.

Noteholders are responsible for complying with all exchange offer procedures. The issuance of exchange notes in exchange for original notes will only occur upon proper completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of original notes who wish to exchange them for exchange notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the exchange offer or notify you of any failure to follow the proper procedure.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

When we completed the initial issuance of original notes in connection with a private exchange offer on December 12, 2012 (the “initial settlement date”), we and the Guarantor entered into a registration rights agreement with the dealer managers of the private exchange offer (the “initial registration rights agreement”). In addition, when we completed the subsequent issuance of original notes in connection with the private offer on March 8, 2013, we and the Guarantor entered into a registration rights agreement with the initial purchasers in the private offer (the “subsequent registration rights agreement” and, together with the initial registration rights agreement, the “registration rights agreements”). Under the registration rights agreements, we and the Guarantor agreed to file a registration statement with the SEC relating to the exchange offer within 120 days of the initial settlement date of the original notes. We and the Guarantor also agreed to use our commercially reasonable efforts to cause the registration statement to become effective with the SEC within 180 days of the initial settlement date of the original notes (unless such registration statement is reviewed by the SEC, in which case within 240 days of the initial settlement date of the original notes) and to consummate this exchange offer within 60 days after the registration statement is declared effective. The registration rights agreements provide that we will be required to pay additional interest to the holders of the original notes if we fail to comply with such filing, effectiveness and offer consummation requirements. See “—Registration Rights Agreements” below for more information on the additional interest we will owe if we do not complete the exchange offer within a specified timeline.

The exchange offer is not being made to holders of original notes in any jurisdiction where the exchange would not comply with the securities or blue sky laws of such jurisdiction. A copy of the initial registration rights agreement has been filed as an exhibit to the Current Report on Form 8-K we filed with the SEC on December 12, 2012, and is available from us upon request. A copy of the subsequent registration rights agreement has been filed as an exhibit to the Current Report on Form 8-K we filed with the SEC on March 8, 2013, and is available from us upon request. See “Where You Can Find More Information.”

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange original notes that are properly tendered before 5:00 p.m., New York City time, on the expiration date and not validly withdrawn as permitted below. We will issue a like principal amount of exchange notes in exchange for the principal amount of the corresponding original notes tendered under the exchange offer. As used in this prospectus, the term “expiration date” means May 13, 2013, which is the twenty-first business day of the offering period. However, if we have extended the period of time for which the exchange offer is open, the term “expiration date” means the latest date to which we extend the exchange offer.

As of the date of this prospectus, $255,946,000 aggregate principal amount of the original notes is outstanding. The original notes were issued under the Indenture. This prospectus, together with the letter of transmittal, is first being sent on or about                     , 2013, to all holders of original notes known to us. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under “—Conditions to the Exchange Offer.” We reserve the right to extend the period of time during which the exchange offer is open. We may elect to extend the exchange offer period if less than 100% of the original notes are tendered or if any condition to consummation of the exchange offer has not been satisfied as of the expiration date and it is likely that such condition will be satisfied after such date. In addition, in the event of any material change in the exchange offer, we will extend the period of time during which the exchange offer is open if necessary so that at least five business days remain in the offering period following notice of the material change. In the event of such extension, and only in such event, we may delay acceptance for exchange of any original notes by giving oral or written notice of the extension to the holders of original notes as described below. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder promptly after the expiration or termination of the exchange offer.

Original notes tendered in the exchange offer must be in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No dissenter’s rights of appraisal exist with respect to the exchange offer.

We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under “—Conditions to the Exchange Offer.” We will give notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and the accompanying letter of transmittal.

Procedures for Tendering

Except as described below, a tendering holder must, at or prior to 5:00 p.m., New York City time, on the expiration date:

•                  transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to The Bank of New York Mellon Trust Company, N.A., as the exchange agent, at the address listed below under the heading “—Exchange Agent;” or

•                  if original notes are tendered in accordance with the book-entry procedures described below, the tendering holder must transmit an agent’s message to the exchange agent at the address listed below under the heading “—Exchange Agent.”

In addition:

•                  the exchange agent must receive, at or before 5:00 p.m., New York City time, on the expiration date, certificates for the original notes, if any; or

•                  the exchange agent must receive a timely confirmation of book-entry transfer of the original notes into the exchange agent’s account at The Depository Trust Company, or DTC, the book-entry transfer facility.

The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or original notes to anyone other than the exchange agent.

If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent’s account.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

•                  by a registered holder of the original notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•                  for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

We will reasonably determine all questions as to the validity, form and eligibility of original notes tendered for exchange and all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

We reserve the right to reject any particular original note not properly tendered, or any acceptance that might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities with respect to the form or procedures applicable to the tender of any particular original note prior to the expiration date. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured prior to the expiration of the exchange offer. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a certificate of the original notes endorsed by the registered holder or written instrument of transfer or exchange in satisfactory form, duly executed by the registered holder, in either case with the signature guaranteed by an eligible institution. In addition, in either case, the original endorsement or the instrument of transfer must be signed exactly as the name of any registered holder appears on the original notes.

If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By signing or agreeing to be bound by the letter of transmittal, each tendering holder of original notes will represent, among other things:

•                  that it is not an affiliate of ours or if it is such an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•                  the exchange notes will be acquired in the ordinary course of its business;

•                  at the time of the exchange offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the original notes or the exchange notes; and

•                  if such holder is a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market making or other trading activities, that it will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such exchange notes.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered. We will issue the exchange notes promptly after the expiration of the exchange offer and acceptance of the original notes. See “—Conditions to the Exchange Offer” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given notice of such acceptance to the exchange agent.

For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the surrendered original note. Since no interest has been paid on the original notes, holders of exchange notes will receive interest accruing from December 12, 2012. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the original notes.

In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:

•                  certificates for the original notes, or a timely book-entry confirmation of the original notes into the exchange agent’s account at the book-entry transfer facility;

•                  a properly completed and duly executed letter of transmittal or a transmitted agent’s message; and

•                  all other required documents.

Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes promptly after the expiration of the exchange offer. In the case of original notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged original notes will be returned or recredited promptly after the expiration of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. This participant should transmit its acceptance to DTC at or prior to 5:00 p.m., New York City time, on the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address listed below under “—Exchange Agent” at or prior to 5:00 p.m., New York City time, on the expiration date.

Exchanging Book-Entry Notes

The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility’s Automated Tender Offer Program, or ATOP, procedures to tender original notes. Any participant in the book-entry transfer facility may make book-entry delivery of original notes by causing the book-entry transfer facility to transfer such original notes into the exchange agent’s account in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the original notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of original notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering original notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Withdrawal Rights

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under “—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•                  specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

•                  identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes;

•                  in the case of original notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the original notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes and otherwise comply with the procedures of such facility;

•                  contain a statement that the holder is withdrawing his election to have the original notes exchanged;

•                  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the Trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

•                  specify the name in which the original notes are registered, if different from that of the depositor.

If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless this holder is an eligible institution. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly re-tendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder promptly after the expiration of the exchange offer. In the case of original notes tendered by book-entry transfer, the original notes will be credited to an account maintained with the book-entry transfer facility for the original notes promptly after the expiration of the exchange offer. Properly withdrawn original notes may be re-tendered by following the procedures described under “ — Procedures for Tendering” above at any time on or before 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and may terminate or amend the exchange offer, if at any time prior to 5:00 p.m., New York City time, on the expiration date any of the following events occurs:

•                  there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission that might materially impair our ability to proceed with the exchange offer; or

•                  the exchange offer or the making of any exchange by a holder of original notes would violate applicable law or any applicable interpretation of the staff of the SEC.

In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if any stop order is threatened by the SEC or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. We are required to make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible moment.

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A. as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:

By Mail, By Hand and Overnight Courier:

The Bank of New York Mellon Trust Company, N.A.

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations — Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, New York 13059

Attn: Dacia Brown-Jones

By Facsimile (for eligible institutions only) 732-667-9408	Confirmation Call 315-414-3349

All other questions should be addressed to: Aon plc, 8 Devonshire Square, London, England EC2M 4PL, Attention: Company Secretary. If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions via facsimile other than to any facsimile number indicated above, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the original notes and the exchange notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes and the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act. The cash expenses to be incurred in connection with the exchange offer, including out-of-pocket expenses for the exchange agent, will be paid by us.

Transfer Taxes

We will pay any transfer taxes in connection with the tender of original notes in the exchange offer unless you instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

Consequences of Exchanging or Failing to Exchange the Original Notes

Holders of original notes who do not exchange their original notes for exchange notes under this exchange offer will remain subject to the restrictions on transfer of such original notes as set forth in the legend printed on the original notes as a consequence of the issuance of the original notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may not offer or sell the original notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the original notes under the Securities Act.

Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of exchange notes, as set forth below. However, any purchaser of exchange notes who is one of our “affiliates” (as defined in Rule 405 under the Securities Act) or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•                  will not be able to rely on the interpretation of the SEC’s staff;

•                  will not be able to tender its original notes in the exchange offer; and

•                  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”

We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC’s staff would make a similar determination with respect to the exchange notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

Registration Rights Agreements

The following description is a summary of the material provisions of the registration rights agreements. It does not restate those agreements in their entirety. We urge you to read each registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of the original notes. A copy of the initial registration rights agreement has been filed as an exhibit to the Current Report on Form 8-K we filed with the SEC on December 12, 2012 and is available from us upon request. A copy of the subsequent registration rights agreement has been filed as an exhibit to the Current Report on Form 8-K we filed with the SEC on March 8, 2013, and is available from us upon request. See “Where You Can Find More Information.”

On December 12, 2012, we and the Guarantor entered into the initial registration rights agreement with the dealer managers of the private exchange offers. In addition, when we completed the subsequent issuance of the original notes in connection with the private offer on March 8, 2013, we and the Guarantor entered into the subsequent registration rights agreement with the initial purchasers in the private offer. Pursuant to the registration rights agreements, we and the Guarantor agreed to conduct a registered exchange offer (the “Registered Exchange Offer”), whereby holders of original notes could exchange their original notes for a like aggregate principal amount of substantially identical exchange notes. We and the Guarantor agreed to file with the SEC a registration statement (the “Exchange Offer Registration Statement”), with respect to the exchange notes. Upon the effectiveness of this Exchange Offer Registration Statement, we and the Guarantor will offer to the holders of the original notes pursuant to the Registered Exchange Offer who are able to make certain representations the opportunity to exchange their original notes for exchange notes.

If, with respect to the Registered Exchange Offer, either: (1) we and the Guarantor are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC regulations or interpretations; (2) the Registered Exchange Offer is not consummated within 60 days following the effectiveness of the Exchange Offer Registration Statement; or (3) any holder of original notes notifies us or the Guarantor that it is not eligible to participate in the exchange; then we and the Guarantor will file with the SEC a Shelf Registration Statement (as defined in the registration rights agreement) to cover resales of the original notes by the holders of the original notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

We and the Guarantor agreed to use our commercially reasonably efforts (1) to file an Exchange Offer Registration Statement with the SEC within 120 days of the initial settlement date of the original notes; (2) to use commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 180 days after the initial settlement date of the original notes (unless the Exchange Offer Registration Statement is reviewed by the SEC, in which case within 240 days of the initial settlement date of the original notes); (3) to keep the Exchange Offer Registration Statement effective for not less than 30 days; and (4) to cause the Registered Exchange Offer to be consummated not later than 60 days following the effectiveness of the Exchange Offer Registration Statement

If obligated to file the Shelf Registration Statement, we and the Guarantor will (1) file the Shelf Registration Statement with the SEC on or prior to 60 days after such filing obligation arises or, if later, 120 days after the initial settlement date of the original notes; (2) use commercially reasonable efforts to cause the Shelf Registration Statement to become effective under the Securities Act no later than 120 days after such obligation arises (unless the Shelf Registration Statement is reviewed by the SEC, in which case not later than 180 days after such obligation arises); and (3) use our commercially reasonable efforts to keep the shelf registration statement effective until the earlier of the first anniversary of the effective date of the shelf registration statement and the date all of the original notes covered by the shelf registration statement have either been sold as contemplated in the shelf registration statement or otherwise cease to be “Transfer Restricted Securities” within the meaning of the registration rights agreement, provided, however, that we and the Guarantor may fail to keep the shelf registration statement effective and usable for offers and sales of original notes for specified periods under certain circumstances.

We will pay additional interest to each holder of the original notes if: (1) the Exchange Offer Registration Statement is not filed with the SEC on or before the date specified for such filing; (2) the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”); (3) we fail to consummate the exchange offer within 240 days of the initial settlement date of the original notes (unless the Exchange Offer Registration Statement is reviewed by the SEC, in which case the 300th calendar day following the initial settlement date of the original notes); (4) if required, the Shelf Registration Statement is not declared effective on or prior to the date specified for such effectiveness; and (5) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective or becomes effective but thereafter ceases to be effective or usable for its intended purpose under the circumstances set forth in the registration rights agreement (each such event referred to in clauses (1) through (5) above, a “Registration Default”).

With respect to the first 90-day period immediately following the occurrence of the first Registration Default, additional interest will be paid in an amount equal to 0.25% per annum of the principal amount of the applicable original notes. The amount of the additional interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of additional interest for all Registration Defaults of 0.50% per annum of the principal amount of the applicable original notes.

All accrued additional interest will be paid by us on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of definitive original notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of additional interest will cease.

Holders of the original notes will be required to make certain representations to us in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement in order to have their original notes included in the Shelf Registration Statement and benefit from the provisions regarding additional interest set forth above. By including the original notes in the Shelf Registration Statement, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of original notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from us.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing exchange notes, we will receive in exchange original notes of like principal amount. The original notes surrendered in exchange for exchange notes will be retired and canceled.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for each of the periods indicated are as follows:

	For the Year Ended December 31,
	2012	2011	2010	2009	2008
Ratio of Earnings to Fixed Charges	6.0	5.6	5.6	6.5	6.1

For these ratios, earnings consist of income from continuing operations before provision for income taxes and noncontrolling interest, less the earnings from unconsolidated entities under the equity method of accounting, and fixed charges. Fixed charges include interest expense and that portion of rental expense we deem to represent interest.

DESCRIPTION OF EXCHANGE NOTES AND GUARANTEE

The following summary sets forth certain terms and provisions of the exchange notes, the guarantee to be issued by Aon Corporation in relation thereto and the Indenture (as defined herein), and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the terms and provisions of the exchange notes and the Indenture, including the definitions therein, copies of which are available for inspection at the office of the Trustee (as defined herein) at 2 N. LaSalle Street, Suite 1020, Chicago, Illinois 60602. Capitalized terms not otherwise defined herein shall have the meanings given to them in the exchange notes, the guarantee and the Indenture. Because the following is only a summary, it does not contain all of the information that you may find useful in evaluating an investment in the exchange notes. We urge you to read the Indenture and the exchange notes because they, and not this description, define your rights as holders thereof. For purposes of this section, “exchange notes” and “notes” will be used interchangeably.

General

We will issue the notes under the Indenture. We refer to the Indenture, as supplemented by or pursuant to any supplemental indenture or board resolution and the officer’s certificate establishing the terms of the notes pursuant to Section 2.01 of the Indenture, as the Indenture.

In this section, “we,” “us,” “our” and similar words refer to Aon plc and not any of our subsidiaries, including Aon Corporation.

The Indenture is by its terms subject to and governed by the Trust Indenture Act of 1939, as amended. You may obtain a copy of the Indenture and the form of the notes from the Trustee upon request, as set forth under “Where You Can Find More Information” above.

The Notes

The aggregate principal amount of debt securities issuable under the Indenture is unlimited. We may from time to time, without notice to or consent of the holders of the notes, issue additional notes with the same terms as the notes, and such additional notes shall be consolidated with the existing notes and form a single series with any notes outstanding at such time, though such additional notes may not be fungible with the existing notes for U.S. federal income tax purposes, in which case such additional notes shall have a different CUSIP number. The notes to be issued in this offering will form their own series of notes for voting purposes and will not be part of the same class or series of any other notes previously issued by us. References herein to the notes shall include the notes and any further notes issued as described in this paragraph. We may purchase notes at any price in the open market or otherwise. Notes so purchased by us may, at our discretion, be held or resold or surrendered to the Trustee for cancellation.

The notes do not have the benefit of a sinking fund.

The notes will be issued only in fully registered form, without interest coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be issued in the form of one or more global notes deposited with a custodian for and registered in the name of a nominee of DTC, but in certain circumstances, may be represented by notes in certificated form. The notes are not issuable in bearer form.

Interest

The notes will bear interest at a rate of 4.250% per annum, and will mature on December 12, 2042, unless redeemed prior to maturity as contemplated below. The notes will accrue interest on their stated principal amount from and including the most recent interest payment date to which interest has been paid or duly provided for on the original notes or, if no interest has been paid, from December 12, 2012. Accrued and unpaid interest on the notes will be payable semi-annually in arrears on June 12 and December 12 of each year, commencing on June 12, 2013. We will pay interest to the persons who are registered holders at the close of business on the June 1 and December 1, as the case may be, immediately preceding each interest payment date (whether or not a business day).  The term “business day” shall mean, with respect to any note, a day (other than a Saturday or Sunday) that in the City of Chicago and the Borough of Manhattan, The City of New York, is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close.

If any date on which interest, principal or premium is payable on the notes is not a business day, then payment of such amounts payable on such date instead will be made on the next succeeding day that is a business day (without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date, redemption date or maturity date, as the case may be.

Ranking

The notes:

•                  will be our general unsecured obligations;

•                  will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing such indebtedness;

•                  will be structurally subordinated to the existing and future claims of creditors of our subsidiaries (other than, by virtue of the guarantee, Aon Corporation);

•                  will rank equally in right of payment with our existing and future unsecured and unsubordinated indebtedness; and

•                  will be senior in right of payment to any of our existing and future subordinated indebtedness.

Aon Corporation will guarantee the notes.  The Aon Corporation guarantee will be a general unsecured and unsubordinated obligation of Aon Corporation and will rank equally in right of payment with Aon Corporation’s other unsecured and unsubordinated obligations.

As noted above, the notes will be structurally subordinated to all of our subsidiaries’ (other than, by virtue of the guarantee, Aon Corporation) existing and future obligations.  In addition, the guarantee will be effectively subordinated to all of Aon Corporation’s existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to all of Aon Corporation’s subsidiaries’ existing and future obligations.  See “Risk Factors—The exchange notes will be effectively subordinated to all of our existing and future secured debt and to the existing and future debt of our subsidiaries (other than, by virtue of the guarantee, Aon Corporation), and the guarantee will be effectively subordinated to all of Aon Corporation’s existing and future secured debt and to the existing and future debt of Aon Corporation’s subsidiaries.”  As of December 31, 2012, Aon plc had no secured indebtedness for borrowed money, and Aon plc’s subsidiaries other than Aon Corporation had approximately $5.7 billion of outstanding indebtedness and other liabilities, including trade payables, pension and other post employment liabilities, other current liabilities and non-current liabilities, but excluding intercompany liabilities and fiduciary liabilities, or approximately 55% of Aon plc’s total consolidated liabilities. As of December 31, 2012, Aon Corporation (excluding subsidiaries) had no secured indebtedness for borrowed money and had approximately $4.6 billion of outstanding indebtedness and other liabilities, including trade payables, pension and other post employment liabilities, other current liabilities and non-current liabilities, but excluding intercompany liabilities and fiduciary liabilities. As of December 31, 2012, Aon Corporation’s subsidiaries had no secured indebtedness for borrowed money and had approximately $5.0 billion of outstanding indebtedness and other liabilities, including trade payables, pension and other post employment liabilities, other current liabilities and non-current liabilities, but excluding intercompany liabilities and fiduciary liabilities, or approximately 52% of Aon Corporation’s (together with its subsidiaries) total consolidated liabilities.

Maturity

Unless earlier redeemed or repurchased, the notes will mature and be payable at par on December 12, 2042.

Optional Redemption of the Notes by the Company

We may redeem the notes, in whole or in part, at our option at any time at a make-whole redemption price equal to the greater of:

•                  100% of the principal amount of the notes to be redeemed, and

•                  the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming, a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 25 basis points;

plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.  Notwithstanding the foregoing, installments of interest on notes being redeemed that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the Indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee is given fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means each of Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. (or their respective affiliates that are primary U.S. government securities dealers in New York City, each of which we refer to as a Primary Treasury Dealer) and their respective successors and any other nationally recognized investment banking firm that is a Primary Treasury Dealer appointed from time to time by us; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of the Notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all the notes are to be redeemed, the notes to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the Trustee by a method the Trustee deems to be appropriate, in the case of notes that are not represented by a global security.

The notes will also be subject to redemption as provided under “—Optional Tax Redemption.”

Payment and Transfer

Principal of, premium (if any) and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the Trustee).  Payment of principal of, premium (if any) and interest on notes in global form will be made in immediately available funds to DTC’s nominee as the registered holder of such global notes.  If the notes are no longer represented by global notes, payment of interest on the notes in certificated form may, at our option, be made by check mailed directly to holders at their registered addresses.

So long as the notes are represented by one or more global notes, transfers of beneficial interests in such global notes will be effected under DTC’s procedures and will be settled in same-day funds.  If the notes are no longer represented by global notes, a holder may transfer or exchange notes in certificated form at the same location given in the preceding paragraph.

The registered holder of a note will be treated as the owner of it for all purposes.

We will not be required to:

•                  register the transfer of or exchange notes to be redeemed for a period of fifteen days preceding a selection of notes to be redeemed; or

•                  register the transfer of or exchange any registered note selected for redemption in whole or in part, except the unredeemed or unpaid portion of that registered note being redeemed in part.

No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of notes.

DTC or DTC’s nominee will be the holder of the notes and therefore will be the only entity that can exercise a right to repayment.  In order to ensure that DTC’s nominee will timely exercise a right to repayment with respect to a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in the note to notify DTC of its desire to exercise a right to repayment.  Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to DTC.

Optional Tax Redemption

The notes may be redeemed in whole, but not in part, at our option at any time prior to maturity, upon the giving of not less than 30 nor more than 90 days’ notice of tax redemption to the holders, at a redemption price equal to the principal amount of the notes plus accrued and unpaid interest, if any, to the date fixed for redemption, if:

•                  we determine that, as a result of any change in, amendment to or announced proposed change in the laws or any regulations or rulings promulgated thereunder of the United Kingdom (or of any political subdivision or taxing authority thereof) or, in the event of the assumption of our obligations under the notes by a successor person not organized under the laws of the United States or the United Kingdom (or any political subdivision or taxing authority thereof as described under “—Consolidation and Merger”), the jurisdiction in which such successor person is organized (or deemed resident for tax purposes), or any change in the application or official interpretation of such laws, regulations or rulings, or any change in the application or official interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which any such jurisdiction is a party, which change, execution or amendment becomes effective on or after (i) the issue date of such notes or (ii) in the event of the assumption by a successor person of our obligations under the Indenture and the notes as described under “—Consolidation and Merger,” under the laws of a jurisdiction other than the United States or the United Kingdom (or, in each case, any political subdivision or taxing authority thereof), with respect to taxes imposed by such other jurisdiction, the date of the transaction resulting in such assumption and, in the case of either of (i) or (ii), we would be required to pay additional amounts (as described under “—Payment of Additional Amounts”) with respect to the notes on the next succeeding interest payment date and the payment of such additional amounts cannot be avoided by the use of reasonable measures available to us or such successor person; or

•                  we determine, based upon an opinion of independent counsel of recognized standing that, as a result of any action taken by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction in, the United Kingdom (or any political subdivision or taxing authority thereof) or, in the event of the assumption of our obligations under the notes by a successor person not organized under the laws of the United States or the United Kingdom (or, in each case, any political subdivision thereof as described under “—Consolidation and Merger”), the jurisdiction in which such successor person is organized (or deemed resident for tax purposes), which action is taken or brought on or after (i) the issue date of such notes or (ii) in the event of the assumption by a successor person of our obligations under the Indenture and the notes as described under “—Consolidation and Merger,” under the laws of a jurisdiction other than the United States or the United Kingdom (or, in each case, any political subdivision or taxing authority thereof), with respect to taxes imposed by such other jurisdiction, the date of the transaction resulting in such assumption and, in the case of either of (i) and (ii), there is a substantial probability that the circumstances described above would exist.

No notice of any such redemption may be given earlier than 90 days prior to the earliest date on which Aon plc would be obligated to pay any additional amounts.

We will also pay to each holder, or make available for payment to each such holder, on the redemption date, any additional amounts resulting from the payment of such redemption price by us. Prior to the delivery of any notice of redemption, we will deliver to the Trustee an officer’s certificate stating that it is entitled to effect or cause a redemption and setting forth a statement of facts showing that the conditions precedent of the right so to redeem or cause such redemption have occurred, and in the case of a redemption based on an opinion of independent counsel referred to in the second bullet above, such independent counsel’s opinion.

Any notice of redemption will be irrevocable once an officer’s certificate has been delivered to the Trustee.

Payment of Additional Amounts

Payments made by us or our paying agent under or with respect to the notes will be made free and clear of and without withholding or deduction for or on account of any present or future income, stamp or other tax, duty, levy, impost, assessment or other governmental charge of any nature whatsoever imposed or levied by or on behalf of the government of the United Kingdom, of any territory of the United Kingdom or by any authority or agency therein or thereof having the power to tax, which we refer to collectively as “Taxes,” unless we or our paying agent (as applicable) are required to withhold or deduct Taxes by law.

If we or our paying agent are required to withhold or deduct any amount for or on account of Taxes from any payment made with respect to the notes, we will pay such additional amounts as may be necessary so that the net amount received by each beneficial owner (including additional amounts) after such withholding or deduction will not be less than the amount the beneficial owner would have received if the withholding or deduction had not been made. The notes will provide that, following the completion of the exchange offer, additional amounts in respect of withholding or deduction on interest paid after such completion shall only be payable (i) where the notes with respect to which the payment subject to withholding or deduction in respect of Taxes is made (the “Relevant Notes”) are listed on a “recognized stock exchange” within the meaning of section 1005 of the Income Tax Act 2007, or (ii) to the extent that the exchange notes not being so listed results in any payment with respect to the Relevant Notes being subject to a withholding or deduction in respect of Taxes.  However, this limitation on our obligation to pay additional amounts following the completion of the exchange offer shall only apply to withholdings or deductions for or on account of Taxes to the extent that such withholdings or deductions would not be required if the Relevant Notes were listed on a “recognized stock exchange,” within the meaning of section 1005 of the income Tax Act 2007.  We plan to list the exchange notes on the NYSE, a “recognized stock exchange” for purposes of section 1005 of the Income Tax Act 2007.  However, the original notes are not and will not be listed on any “recognized stock exchange.”  Accordingly, in order to ensure that they are eligible to receive additional amounts after the completion of the exchange offer, to the extent they are eligible to do so, holders of the original notes should tender their exchange notes in the exchange offer.  Prior to the completion of the exchange offer, holders of the original notes will be eligible to receive additional amounts.

Furthermore, we will not pay additional amounts with respect to Taxes:

•                  that would not have been imposed but for the existence of any present or former connection between such holder or beneficial owner of the notes (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, trust, partnership or corporation) and the United Kingdom or any political subdivision or territory or possession thereof or therein or area subject to its jurisdiction, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or domiciled thereof or a national thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein;

•                  that are estate, inheritance, gift, sales, transfer, personal property, wealth or similar taxes, duties, assessments or other governmental charges;

•                  payable other than by withholding from payments of principal of and premium, if any, or interest on the notes;

•                  that would not have been imposed but for the failure of the applicable recipient of such payment to comply with any certification, identification, information, documentation or other reporting requirement to the extent:

•                  such compliance is required by applicable law or administrative practice or an applicable treaty as a precondition to exemption from, or reduction in, the rate of deduction or withholding of such Taxes; and

•                  at least 30 days before the first payment date with respect to which such additional amounts shall be payable, we have notified such recipient in writing that such recipient is required to comply with such requirement;

•                  that would not have been imposed but for the presentation of a note (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later;

•                  that are imposed on a payment to an individual and are required to be made pursuant to any European Union Directive on the taxation of savings income relating to the proposal for a directive on the taxation of savings income published by the ECOFIN Council on December 13, 2001 or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such Directive;

•                  that would not have been imposed if presentation for payment of the relevant note had been made to a paying agent other than the paying agent to which the presentation was made; or

•                  any combination of the foregoing items;

nor shall additional amounts be paid with respect to any payment of the principal of or interest on any note to any such beneficial owner who is a fiduciary or a partnership or a beneficial owner who is other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such additional amounts had it been the beneficial owner of the debt security.

All references in this prospectus, other than under “—Defeasance” below, to the principal of or premium, if any, or interest, if any, on or the net proceeds received on the sale or exchange of, any notes shall be deemed to include additional amounts to the extent that, in that context, additional amounts are, were or would be payable.

We have agreed in the Indenture that at least one paying agent for the notes will be located outside the United Kingdom. We have also agreed that if we maintain a paying agent with respect to the notes in any member state of the European Union, we will maintain a paying agent in at least one member state (other than the United Kingdom) that will not be obliged to withhold or deduct taxes pursuant to any law implementing European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income, provided there is at least one member state that does not require a paying agent to withhold or deduct pursuant to such Directive.

Our obligation to pay additional amounts if and when due will survive the termination of the Indenture and the payment of all other amounts in respect of the notes.

If, as a result of our consolidation, merger with or conversion into a successor person organized under the laws of a jurisdiction other than the United Kingdom (or, in each case, any political subdivision or taxing authority thereof) as described below under “—Consolidation and Merger,” or the conveyance, transfer or lease by us of our assets substantially as an entirety to such successor person, and such an entity expressly assumes our obligations under the Indenture and the notes, such successor person will pay additional amounts on the same basis as described above, except that references to the “United Kingdom” will be treated as references to both the United Kingdom and the country in which such successor person is organized or resident (or deemed resident for tax purposes).

Provision of Certain Tax Information

If we determine with respect to any interest payment that U.K. withholding tax may be payable, then to facilitate the payment of U.K. withholding tax, we may require holders of notes to provide to us certain information, including country of tax residency and tax information number, relating to that holder’s tax status, as described in more detail under “Certain U.K. Tax Consequences.” Any delay in providing this information will result in the deferral of the relevant interest payment until 30 days after the date of receipt of such information.

Consolidation and Merger

The Indenture (Section 11.01 of the Indenture) provides we or Aon Corporation may consolidate with or merge or convert into, or convey, transfer or lease our or its properties or assets substantially as an entirety to, another person without the consent of any holder if, along with certain other conditions set forth in the Indenture:

•                  we or Aon Corporation, as the case may be, is the successor person; or

•                  the successor person (if other than us or Aon Corporation, as the case may be) formed by such consolidation or conversion or into which we or Aon Corporation, as the case may be, merges or converts or which acquires or leases our or Aon Corporation’s assets, as the case may be, substantially as an entirety:

•                  in the case of Aon Corporation, is a corporation or other entity organized and existing under the laws of the United States, any state thereof or the District of Columbia; and

•                  expressly assumes by supplemental indenture our or Aon Corporation’s obligations, as the case may be, in relation to the notes or the guarantee, as the case may be, and under the Indenture;

•                  immediately after giving effect to such transaction, there is no event of default, and no event which, after notice or passage of time or both, would become an event of default; and

•                  we or Aon Corporation, as the case may be, has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that the transaction complies with the conditions set forth in the Indenture.

It is possible that a merger, transfer, lease or other transaction could be treated for United States federal income tax purposes as a taxable exchange by the holders of notes for new securities, which could result in holders of notes recognizing taxable gain or loss for U.S. federal income tax purposes. A merger, transfer, lease or other transaction could also have adverse tax consequences to holders of notes under other tax laws to which the holders are subject.

Events of Default

With respect to the notes (Section 6.01 of the Indenture), “event of default” means any of the following:

•                  failure to pay the principal of, or any premium on, the notes when due;

•                  failure to pay the interest or any additional amount on the notes when due and such failure continues for 30 days;

•                  the cessation of the guarantee of the notes by Aon Corporation to be in full force and effect, the declaration that the guarantee of the notes by Aon Corporation is null and void and unenforceable, the finding that the guarantee of the notes by Aon Corporation is invalid or the denial by Aon Corporation as guarantor of its liability under its guarantee of the notes (other than by reason of release of Aon Corporation as guarantor in accordance with the terms of the notes and the Indenture);

•                  our failure or the failure by Aon Corporation as guarantor to comply with any of our or its other agreements contained in the Indenture and the continuation of that failure for 90 days after written notice of that failure is given to us or, if applicable, Aon Corporation from the Trustee (or to us and, if applicable, Aon Corporation as guarantor and the Trustee from the holders of at least 25% in principal amount of the outstanding notes); and

•                  certain events of bankruptcy, insolvency or reorganization relating to us and Aon Corporation as guarantor.

If there is a continuing event of default with respect to the notes, the Trustee or the holders of at least 25% of the outstanding principal amount of the notes may require us or, if applicable, Aon Corporation as guarantor to pay immediately the principal of and accrued and unpaid interest, if any, on all notes. However, at any time after the Trustee or the holders, as the case may be, declare such acceleration with respect to the notes, but before the applicable person has obtained a judgment or decree for payment of the money, the holders of a majority in principal amount of the notes may, under certain conditions, cancel such acceleration if (i) all events of default (other than the non-payment of accelerated principal) with respect to the notes have been cured or (ii) all such events of default have been waived, each as provided in the Indenture.  For information as to waiver of defaults, see “—Modification and Waiver.”

The Indenture provides that, subject to the duties of the Trustee to act with the required standard of care if there is a continuing event of default, the Trustee need not exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of notes, unless those holders have offered to the Trustee security or indemnity reasonably satisfactory to it. (Section 6.04 of the Indenture). Subject to those provisions for security or indemnification of the Trustee and certain other conditions, the holders of the majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power the Trustee holds with respect to the notes. (Section 6.06 of the Indenture).

No holder of notes will have any right to institute any proceeding with respect to the Indenture or for any remedy under the Indenture unless:

•                  the Trustee has failed to institute the proceeding for 60 days after the holder has previously given the Trustee written notice of a continuing event of default with respect to the notes;

•                  the holders of at least 25% in principal amount of the outstanding notes have made written request, and offered reasonable security or indemnity, to the Trustee to institute the proceeding as trustee; and

•                  the Trustee has not received from the holders of a majority in principal amount of the outstanding notes a direction inconsistent with that request. (Section 6.04 of the Indenture).

However, the holder of any note will have an absolute and unconditional right to receive payment of the principal of, and any premium or interest on, that note on or after the date or dates they are to be paid as expressed in or pursuant to that note and to institute suit for the enforcement of any such payment. (Section 6.04 of the Indenture).

The Indenture provides that the Trustee shall provide notice to the holders of notes within 90 days of the occurrence of any default with respect to notes known to the Trustee, except that the Trustee need not provide holders of notes notice of any default (other than the non-payment of principal or any premium, interest or additional amounts) if such default has been cured and it considers it in the interest of the holders not to provide that notice. (Section 6.07 of the Indenture).

Defeasance

Defeasance and Discharge.  We and Aon Corporation as guarantor may be discharged from any and all obligations under the notes and the guarantee (except for certain obligations to register the transfer or exchange of notes, to replace stolen, destroyed, lost or mutilated notes, to maintain paying agencies, to execute and furnish definitive securities evidenced by temporary securities, to return moneys deposited with or paid to the Trustee or the paying agent remaining unclaimed for three years, to compensate and indemnify the Trustee or to furnish the Trustee (if the Trustee is not the registrar) with the names and addresses of holders of the notes). This discharge, referred to as defeasance, will occur only if, among other things:

•                  we or Aon Corporation as guarantor or both irrevocably deposit with the Trustee, in trust, United States dollars and/or United States government securities or securities of agencies backed by the full faith and credit of the United States government, which, through the payment of interest and principal in accordance with their terms, will provide, in the opinion of a nationally recognized public accounting firm, enough money to pay each installment of principal of, and any premium and interest on, and any additional amounts known to be payable at the time of such defeasance and discharge in respect of, the notes on the applicable due dates for those payments in accordance with the terms of the notes; and

•                  we or Aon Corporation as guarantor delivers to the Trustee an opinion of counsel confirming that the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the discharge had not occurred.

That opinion must state that we or Aon Corporation as guarantor has received from the United States Internal Revenue Service a ruling or, since the date of execution of the Indenture, there has been a change in the applicable United States federal income tax law, in any case, in support of that opinion. (Sections 13.02 and 13.04 of the Indenture).

In addition, we or Aon Corporation as guarantor or both may also obtain a discharge of the Indenture with respect to all notes issued under the Indenture and the guarantee by depositing with the Trustee, in trust, enough money to pay all amounts due on the notes on the date those payments are due or upon redemption of all of those notes, so long as those notes are by their terms to become due and payable within one year or are to be called for redemption within one year. (Section 12.01 of the Indenture).

Defeasance of Certain Covenants and Certain Events of Default.  Upon compliance with certain conditions:

•                  we or Aon Corporation as guarantor may omit to comply with any provision of the Indenture (except for certain obligations to register the transfer or exchange of notes, to replace stolen, destroyed, lost or mutilated notes, to maintain paying agencies, to execute and furnish definitive securities evidenced by temporary securities, to return moneys deposited with or paid to the Trustee or the paying agent on any note and not applied to payments on the notes but remaining unclaimed for three years, to punctually pay the principal of and premium or interest, if any, on the notes, to deliver to the Trustee an annual statement as to default, to adhere to the covenants with respect to payment on the notes on default, to adhere to the resignation or removal procedures regarding the Trustee, to compensate and indemnify the Trustee or to furnish the Trustee (if the Trustee is not the registrar) with the names and addresses of holders of the notes), including the covenant described under “—Consolidation and Merger”; and

•                  any omission to comply with those covenants will not constitute an event of default with respect to the notes (“covenant defeasance”).

(Sections 13.03 and 13.04 of the Indenture).

The conditions include, among other things:

•                  irrevocably depositing with the Trustee, in trust, United States dollars and/or United States government securities or securities of agencies backed by the full faith and credit of the United States government, which, through the payment of interest and principal in accordance with their terms, will provide, in the opinion of a nationally recognized public accounting firm, enough money to pay each installment of principal of, any premium and interest on, and any additional amounts known to be payable at the time of such covenant defeasance in respect of, the notes on the applicable due dates for those payments in accordance with the terms of the notes; and

•                  delivering to the Trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

(Section 13.04 of the Indenture).

Covenant Defeasance and Certain Other Events of Default.  If we or Aon Corporation as guarantor exercises or both exercise the option to effect a covenant defeasance with respect to the notes as described above and the notes are thereafter declared due and payable because of an event of default (other than an event of default caused by failing to comply with the covenants that are defeased), the amount of money and securities we or Aon Corporation have deposited with the Trustee would be sufficient to pay amounts due on the notes on their respective due dates but may not be sufficient to pay amounts due on the notes at the time of acceleration resulting from that event of default. However, we and Aon Corporation as guarantor would remain liable for any shortfall.

Modification and Waiver

The Indenture (Section 10.01 of the Indenture) provides that we and Aon Corporation as guarantor may enter into supplemental indentures with the Trustee without the consent of the holders of the notes to:

•                  document the fact that a successor entity has assumed our obligations or the obligations of Aon Corporation as guarantor;

•                  add covenants or events of default or to surrender any right or power conferred upon us or Aon Corporation as guarantor for the benefit of the holders of the notes;

•                  add or change such provisions as are necessary to permit the issuance of global debt securities;

•                  cure any ambiguity or correct any inconsistency in the Indenture or in the terms of the notes as shall not adversely affect the interests of the holders of the notes in any material respect;

•                  conform the Indenture or the terms of the notes or the guarantee to any terms set forth in this prospectus;

•                  document the fact that a successor trustee has been appointed; or

•                  establish the forms and terms of notes.

We and Aon Corporation as guarantor may enter into a supplemental indenture to modify the Indenture with the consent of the Trustee and the holders of at least a majority in principal amount of the notes affected by such supplemental indenture. However, we and Aon Corporation as guarantor may not modify the Indenture without the consent of all holders of the then outstanding notes issued under the Indenture affected thereby to:

•                  extend the maturity date of, or change the due date of any installment of principal of or interest on, or payment of additional amounts with respect to, the notes;

•                  reduce the principal amount of, or any premium payable or interest rate on, the notes;

•                  reduce the amount due and payable upon acceleration or make payments thereon payable in any currency other than that provided in the notes;

•                  impair the right to institute suit for the enforcement of any such payment on or after its due date; or

•                  reduce the percentage in principal amount of notes, the consent of whose holders is necessary to effect any such modification or amendment of the Indenture, for waiver of compliance with certain covenants and provisions in the Indenture or for waiver of certain defaults.

(Section 10.02 of the Indenture).

The holders of at least a majority in principal amount of the notes may on behalf of the holders of all notes waive any past default under the Indenture with respect to the notes, except a default in the payment of the principal of or any premium or any interest on, any note or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each note. (Section 6.09 of the Indenture).

Book-Entry, Delivery and Form

Except as set forth below, the notes will be issued in fully registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.  Notes initially will be represented by one or more notes in registered global form without interest coupons (the “Global Notes”).  The Global Notes will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC, for the accounts of participants in DTC.  Unless and until exchanged, in whole or in part, for notes in certificated registered form, a Global Note may not be transferred except as a whole by the depositary for such Global Note to a nominee of such depositary, by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

Ownership of beneficial interests in a Global Note will be limited to persons, called participants, that have accounts with the depositary (currently DTC) or persons that may hold interests through participants in DTC.  Investors may hold their interests in a Global Note directly through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), if they are participants in such systems, or indirectly through organizations that are participants in such systems.  Euroclear and Clearstream will hold interests in a Global Note on behalf of their participants through their respective depositaries, which in turn will hold such interests in the Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.

Upon the issuance of a Global Note, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the notes beneficially owned by the participants.  Ownership of beneficial interests in a Global Note will be shown on, and the transfer of ownership interests will be effected only through, records maintained by DTC, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants.

So long as DTC, or its nominee, is the registered owner of the Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the Global Note for all purposes under the Indenture and the Notes.  Except as described below, owners of beneficial interests in a Global Note will not be entitled to have the notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the Indenture.  Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the depositary for that Global Note and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the Indenture.  The laws of some states may require that some purchasers of notes take physical delivery of their notes in certificated form.  Such laws may impair the ability to transfer beneficial interests in a Global Note.

To facilitate subsequent transfers, all notes deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership.  DTC has no knowledge of the actual beneficial owners of the notes.  DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners.  The participants will remain responsible for keeping account of their holdings on behalf of their customers.

We will make payments due on the notes to Cede & Co., as nominee of DTC, in immediately available funds.  DTC’s practice upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that Global Note, is to immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that Global Note as shown on the records of the depositary.  Payments by participants or indirect participants to owners of beneficial interests in a Global Note held through such participants or indirect participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants or indirect participants.  Payment to Cede & Co. is our responsibility.  Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.  Neither we nor the Trustee nor any other agent of ours or any agent of the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Notes.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same day funds.  Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.  If a holder requires physical delivery of a certificated note for any reason, including to sell notes to persons in jurisdictions that require such delivery of such notes or to pledge such notes, such holder must transfer its interest in the relevant Global Note in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected by DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time).  Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.  Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of the time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transaction’s interests in a Global Note settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day.  Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.  However, if DTC no longer is willing to act as depositary, ceases to be a clearing agency or if there is an Event of Default under the notes, DTC will exchange each Global Note for certificated notes, which it will distribute to its participants.  These certificated notes will be subject to certain restrictions on registration of transfers and will bear certain legends.

Although we expect that DTC, Euroclear and Clearstream will follow the foregoing procedures in order to facilitate transfers of interests in each Global Note among participants of DTC, Euroclear and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.  Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.  DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.  DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC.  Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.  The rules applicable to DTC and its participants are on file with the SEC.

Euroclear and Clearstream hold securities for participating organizations.  They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants.  Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities.  Euroclear and Clearstream interface with domestic securities markets.  Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations.  Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream participant, either directly or indirectly.

The information in this section concerning DTC and DTC’s book-entry system, as well as information regarding Euroclear and Clearstream, has been obtained from sources that we believe to be reliable, but we do not take any responsibility for its accuracy or completeness.  We assume no responsibility for the performance by DTC, Euroclear, Clearstream or their respective participants of their respective obligations, including obligations that they have under the rules and procedures that govern their operations.

Certificated Notes

If (i) DTC notifies us that it is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation or (ii) upon the occurrence of certain other events as provided in the Indenture, then, upon surrender by DTC of the Global Notes, notes in certificated form will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the Global Notes.  Upon any such issuance, the Trustee is required to register such certificated notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

Neither we nor the Trustee shall be liable for any delay by DTC or any participant or indirect participant in DTC in identifying the beneficial owners of the related notes and each of those persons may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

Notices

The Trustee will cause all notices to the holders of the notes to be mailed by first class mail, postage prepaid to the address of each holder as it appears in the register of notes.  Any notice so mailed will be conclusively presumed to have been received by the holders of the notes.  Prospective purchasers should note that under normal circumstances DTC will be the only “holder” of the notes as that term is used herein and in the Indenture.  See “—Book-Entry, Delivery and Form” above.

Concerning Our Relationship with the Trustee

We have commercial deposits and custodial arrangements with The Bank of New York Mellon Trust Company, N.A., or “BNYM,” and may have borrowed money from BNYM in the normal course of business.  We may enter into similar or other banking relationships with BNYM in the future in the normal course of business. In addition, we have provided brokerage and other insurance services in the ordinary course of our business for BNYM.  BNYM may also act as trustee with respect to other debt securities we have issued.

Guarantee

Under the guarantee, Aon Corporation as guarantor will unconditionally guarantee the due and punctual payment of the principal, interest, premium (if any) and all other amounts due on the notes when the notes become due and payable, whether at maturity, pursuant to optional redemption, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the notes.

The obligations of Aon Corporation as guarantor under the guarantee will be unconditional, regardless of the enforceability of the notes, and will not be discharged until all obligations under the notes and the Indenture are satisfied. Holders of the notes may proceed directly against the guarantor under the guarantee if an event of default affecting the notes occurs without first proceeding against us.

Governing Law

The Indenture is, and the notes will be, governed by, and construed in accordance with, the laws of the State of New York, except as may otherwise be required by mandatory provisions of law.

CERTAIN U.K. TAX CONSEQUENCES

The following is a general summary of the U.K. withholding tax consequences and reporting requirements in relation to payments of interest on the notes.  This summary does not deal with other U.K. tax aspects of acquiring, holding or disposing of the notes.  This summary is based upon U.K. tax law and the published practice of HM Revenue and Customs (“HMRC”) in effect on the date of this prospectus and is subject to any change in law or practice which may take effect after that date (including with retrospective effect).

Holders (or prospective holders) of notes who are in any doubt as to their tax position should consult their professional advisors.

U.K. Withholding Tax

If the notes are and continue to be listed on a “recognized stock exchange” within the meaning of section 1005 of the Income Tax Act 2007 (the New York Stock Exchange is currently a “recognized stock exchange” for this purpose), an interest payment on such notes will be treated as a “payment of interest on a quoted Eurobond” within the meaning of section 882 of that Act.  In these circumstances, a payment of interest on such notes may be made without withholding of U.K. income tax.

In all other circumstances, a payment of interest on the notes may be made subject to withholding of U.K. income tax at the basic rate (currently 20 percent) subject to such relief as may be available under the provisions of any applicable double tax treaty or any other exemption which may apply.

Holders of original notes should be aware that the original notes are not and are not expected to be listed on a “recognized stock exchange” but that the exchange notes are intended to be listed on the New York Stock Exchange.  Payments of interest on the original notes may therefore be subject to withholding of U.K. income tax at the basic rate in circumstances where payments of interest on the exchange notes may not be.  Where any such withholding on the original notes is imposed prior to the exchange offer, we will pay such additional amounts as described under “Description of Exchange Notes and Guarantee—Payment of Additional Amounts.”

If we determine with respect to any interest payment that U.K. withholding tax may be payable, then to facilitate the payment of U.K. withholding tax, we may require holders of notes to provide the following identifying information 30 days prior to the relevant interest payment date:

•              full name (company name or legal name);

•              registered address (no “in care of” address is permitted)

•              country of tax residency;

•              resident country tax identification number;

•              phone number, fax number, and contact name

This information should be provided to the following contact:

Aon plc
8 Devonshire Square
London, England EC2M 4PL
Attention:  Company Secretary
Telephone:  +44 20 7623 5500

Any Delay in providing the above identifying information will result in the deferral of the relevant interest payment until 30 days after the date of receipt of such information.

Provision of Information by U.K. Paying and Collecting Agents

Holders of notes should be aware that where any interest on the notes is paid to them (or to any person acting on their behalf) by any person in the U.K. (a “paying agent”), or is received by any person in the U.K. acting on their behalf (other than solely by clearing or arranging the clearing of a cheque) (a “collecting agent”), then the paying agent or the collecting agent (as the case may be) may, in certain cases, be required to supply to HMRC details of the payment and certain details relating to the relevant holder of notes (including the name and address of the relevant holder of notes).  These provisions will apply whether or not the interest has been paid subject to withholding of U.K. income tax and whether or not the relevant holder of notes is resident in the U.K. for U.K. tax purposes.  Where the relevant holder of notes is not so resident, the details provided to HMRC may, in certain cases, be passed by HMRC to the tax authorities of the jurisdiction in which the relevant holder is resident for tax purposes.

EUROPEAN UNION SAVINGS TAX DIRECTIVE

Under European Council Directive 2003/48/EC on the taxation of savings income in the form of interest payments, each member state of the European Union must provide to the tax authorities of another member state details of payments of interest (or similar income) made by a person within its jurisdiction to an individual (or certain other types of person) resident in that other member state.  However, for a transitional period, Austria, and Luxembourg are instead required (unless they elect otherwise during that period) to operate a withholding system in relation to such payments, deducting at a current rate of 35% (subject to a procedure whereby, on meeting certain conditions, the beneficial owner of the interest or other income may request that no tax be withheld).  The ending of such transitional period is dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries.  A number of non-EU countries and territories, including Switzerland, together with certain dependent or associated territories of member states, have adopted similar measures (a withholding system in the case of Switzerland).

The European Commission has proposed certain amendments to this Directive which, if implemented, may amend or broaden the scope of the requirements described above.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of certain U.S. federal income tax consequences to the beneficial owners of original notes who tender the original notes for exchange notes pursuant to the exchange offer.  This summary is based on U.S. federal income tax laws, regulations, rulings and judicial decisions now in effect, all of which are subject to change or differing interpretation, possibly with retroactive effect.  The summary is limited to beneficial owners that have held the original notes and will hold the exchange notes as “capital assets” (generally, property held for investment) within the meaning of section 1221 the Internal Revenue Code of 1986, as amended (the “Code”).  The summary does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular beneficial owner of the original notes or exchange notes or to certain types of beneficial owners of the original notes and exchange notes that might be subject to special tax rules (such as banks or other financial institutions, tax-exempt entities, insurance companies, regulated investment companies, S corporations, dealers in securities, traders in securities who elect to apply a mark-to-market method of tax accounting, entities and arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes and partners and beneficial owners of such partnerships or other pass-through entities, beneficial owners that incurred or will incur indebtedness to purchase or carry the exchange notes, beneficial owners that will hold the exchange notes as a position in a “straddle,” hedge, or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, beneficial owners that are U.S. persons and have a “functional currency” other than the U.S. dollar, beneficial owners that own actually or constructively 10% or more of the total combined voting power of all classes of our voting stock or beneficial owners that are controlled foreign corporations related to us directly or constructively through stock ownership).  This summary does not address the U.S. federal alternative minimum tax consequences of the ownership of the exchange notes.  Nor does it discuss any state, local or non-U.S. tax considerations and any other non-income tax considerations (e.g. estate and gift tax) that may be applicable to particular beneficial owners.  Because the law with respect to certain U.S. federal income tax consequences of the exchange offer and ownership of the exchange notes is uncertain and no ruling has been or will be requested from the Internal Revenue Service (the “IRS”) on any U.S. federal income tax matter, no assurances can be given that the IRS or a court considering these issues will agree with the positions or conclusions discussed below.

As used herein, a “U.S. Holder” means a beneficial owner of original notes or exchange notes that is, for U.S. federal income tax purposes, (a) a citizen or individual resident of the United States as determined for U.S. federal income tax purposes, (b) a corporation, or other entity classified as a corporation for such purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (c) an estate, the income of which is subject to U.S. federal income taxation regardless of the source of the income, or (d) a trust if (i) a court within the United States can exercise primary supervision over its administration and one or more “United States persons,” as defined in the Code, have the authority to control all of the substantial decisions of the trust, or (ii) the trust has validly elected to be treated as a “United States person” under applicable regulations.

As used herein, a “Non-U.S. Holder” means a beneficial owner of the original notes or the exchange notes that is neither a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) nor a U.S. Holder.

ALL BENEFICIAL OWNERS OF ORIGINAL NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE CONSEQUENCES TO THEM OF THE EXCHANGE AND THE OWNERSHIP OF EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE AND OTHER TAX LAWS.

U.S. Holders

The Exchange. An exchange of original notes for exchange notes pursuant to the exchange offer should not be a taxable event for U.S. federal income tax purposes. Consequently, a U.S. Holder of original notes should not recognize gain or loss, for U.S. federal income tax purposes, as a result of exchanging original notes for exchange notes pursuant to the exchange offer. In addition, each U.S. Holder should have the same adjusted issue price, adjusted tax basis and holding period in the exchange notes that it had in the original notes immediately prior to the exchange.

Stated Interest.  The stated interest on the exchange notes generally will be “qualified stated interest” taxed as ordinary interest income that is included in the U.S. Holder’s gross income at the time it accrues or is actually or constructively received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Bond Premium.  If a U.S. Holder purchased an original note in a secondary market transaction for an amount in excess of, in general, the original note’s principal amount, the U.S. Holder will be considered to have purchased the original note with “amortizable bond premium” equal in amount to such excess.  Any amortizable bond premium applicable to an original note should carry over to the exchange note received in exchange therefor.  A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the exchange note and may offset interest income otherwise required to be included in respect of the exchange notes during any taxable year by the amortized amount of such excess for the taxable year.  A U.S. Holder who elects to amortize bond premium must reduce its tax basis in the exchange notes by the amount of the premium so amortized.  This election, once made, may only be revoked with the consent of the IRS.  If a U.S. Holder does not elect to amortize any bond premium and holds the exchange notes to maturity, then, in general, the Holder will recognize a capital loss equal to the amount of such premium when the exchange notes mature.  The deduction of capital losses may be subject to limitations.

Market Discount. If a U.S. Holder acquired an original note in a secondary market transaction for an amount that is less than, in general, the original note’s principal amount, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is considered to be de minimis as described in section 1278(a)(2)(C) of the Code. Market discount on original notes not previously treated as ordinary income by a U.S. Holder will carry over to the exchange notes received in exchange therefor.  A U.S. Holder will be required to treat any gain on the sale, exchange, retirement or other taxable disposition of an exchange note as ordinary income to the extent of the accrued market discount on the exchange note unless such market discount has been previously included in income by the U.S. Holder pursuant to an election to include the market discount in income as it accrues (under either a ratable or constant yield method).

Sale, Exchange or Other Taxable Disposition of the Notes.  In general, a U.S. Holder’s sale, exchange or other taxable disposition of the exchange notes will result in gain or loss in an amount equal to the difference, if any, between the amount realized and the U.S. Holder’s adjusted tax basis in such exchange note immediately before the sale, exchange or other taxable disposition.  Any amount attributable to accrued but unpaid stated interest will be treated as a payment of interest and taxed in the manner described above under “—Stated Interest.” Any amount attributable to accrued market discount that has not previously been included in income will be treated in the manner described above under “—Market Discount.” In general, the U.S. Holder’s adjusted tax basis in an exchange note will be equal to the purchase price of the original note exchanged therefor paid by the U.S. Holder (excluding any amount attributable to accrued but unpaid stated interest) increased by any market discount previously included in the U.S. Holder’s income with respect to the exchange note or the original note exchanged therefor and reduced by any prior payments of principal received on the exchange note or the original note exchanged therefor and by any bond premium used to offset interest income as described above under “—Bond Premium.” Subject to the discussion above regarding market discount, gain or loss realized on the sale, exchange or other taxable disposition of an exchange note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or other taxable disposition the exchange note has been held by the Holder for more than one year.  Certain non-corporate taxpayers generally are subject to reduced rates of U.S. federal income taxation on long-term capital gains.  The deduction of capital losses may be subject to limitations.

Information Reporting and Backup Withholding.  In general, information reporting requirements will apply to payments received with respect to payments of principal and interest on an exchange note unless the U.S. Holder is an exempt recipient and, if requested, demonstrates this fact.  Certain U.S. Holders may be subject to backup withholding on payments received with respect to an exchange note, unless such U.S. Holder provides its correct taxpayer identification number and certifies under penalties of perjury that such U.S. Holder is not subject to backup withholding by completing the IRS Form W-9 or suitable substitute form.

Backup withholding is not an additional tax.  A U.S. Holder subject to backup withholding may be allowed a credit in the amount of tax withheld against such U.S. Holder’s U.S. federal income tax liability and, if withholding results in an overpayment of tax, such U.S. Holder may be entitled to a refund, provided that the requisite information is furnished to the IRS in a timely manner.

Medicare Tax.  Certain U.S. Holders who are individuals, estates or trusts will be required to pay a 3.8% Medicare tax on all or part of that Holder’s “net investment income,” which includes, among other items, interest on, and capital gains from the sale or other taxable disposition of, an exchange note.  Prospective investors should consult their tax advisors regarding the consequences, if any, with respect to this tax on their investment in the exchange notes.

Non-U.S. Holders

The Exchange.  An exchange of original notes for exchange notes pursuant to the exchange offer should not be a taxable event for U.S. federal income tax purposes with the same consequences as discussed under “Certain U.S. Federal Tax Consequences – U.S. Holders – The Exchange.”

Interest on the Notes.  A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on payments of interest on the exchange notes provided that such interest is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (or, if certain tax treaties apply, if such interest is not attributable to a permanent establishment or fixed base maintained within the United States by the Non-U.S. Holder).  Because Aon plc is incorporated in the U.K., Non-U.S. Holders generally will not be required to satisfy the certification requirements as to the Non-U.S. Holder’s foreign status for U.S. federal income tax purposes.  Notwithstanding the foregoing, the IRS may assert that Aon plc should be treated as a U.S. corporation for U.S. federal tax purposes under the rules of Section 7874 of the Code.  If the IRS were successful in this assertion, Non-U.S. Holders would be required to satisfy these certification requirements in order to establish an exemption from U.S. federal income and withholding tax.  Because we believe Aon plc should not be treated as a U.S. corporation, we do not currently intend to request Non-U.S. Holders to provide these forms, although we may do so in the future.

If interest on the exchange notes is effectively connected with the conduct of a trade or business within the United States by a Non-U.S. Holder (and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base maintained within the

United States by the Non-U.S. Holder), then the Non-U.S. Holder will generally be subject to U.S. federal income tax on such interest in the same manner as if such Non-U.S. Holder were a U.S. person and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to the branch profits tax (currently imposed at a rate of 30% or a lower applicable treaty rate).

Sale, Exchange or Other Taxable Disposition of the Notes.  A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange or other taxable disposition of the exchange notes unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base maintained within the United States by the Non-U.S. Holder) or (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such Holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met.  In the case of gain recognized by a Non-U.S. Holder that is described under clause (i), the Non-U.S. Holder will generally be subject to U.S. federal income tax on such gain in the same manner as if such Non-U.S. Holder were a U.S. person and, in addition, if the Non-U.S. Holder is a foreign corporation may also be subject to the branch profits tax as described above.  An individual Non-U.S. Holder who is described under clause (ii) above will be subject to a flat 30% tax (or a lower applicable treaty rate) on the gain derived from the sale, exchange or other taxable disposition, which may be offset by certain U.S. capital losses (notwithstanding the fact that he or she is not considered a U.S. resident for U.S. federal income tax purposes).  Any amount attributable to accrued but unpaid interest on the exchange notes will be taxable as interest and will be subject to the rules described above under “—Interest on the Notes.”

Information Reporting and Backup Withholding.  In general, payments of interest on the exchange notes payable by a U.S. paying agent or other U.S. intermediary to a Non-U.S. Holder will be subject to information reporting, unless the Non-U.S. Holder certifies under penalties of perjury that it is a non-United States person and neither we nor our paying agent have actual knowledge to the contrary.  In addition, backup withholding generally will apply to these payments to a Non-U.S. Holder if such Holder fails to provide the certification on IRS Form W-8BEN (or IRS Form W-8ECI, if applicable) (or successor forms), does not otherwise provide evidence of exempt status or we or our paying agent have actual knowledge, or reason to know, to the contrary.  In certain circumstances the amount of such payments made to a Non-U.S. Holder with respect to the exchange notes, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

The foregoing summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances and income tax situations.  Holders should consult their tax advisors as to the particular tax consequences to them, including the effect of any U.S. federal, state, local, non-U.S. or other tax laws.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition, holding and, to the extent relevant, disposition of exchange notes by any of (i) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and/or (iii) any entity whose underlying assets are considered to include “plan assets” (within the meaning of ERISA and any Similar Laws) of any such plan, account or arrangement by reason of a plan’s investment in such entity (each of (i), (ii) and (iii), a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties.  In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is considered to be a fiduciary of the ERISA Plan (within the meaning of Section 3(21) of ERISA).

In considering the acquisition, holding and, to the extent relevant, disposition of the exchange notes, in any case, involving the assets of a Plan, a fiduciary of an ERISA Plan should consider, among other matters, whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any applicable Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Considerations

Section 406 of ERISA prohibits ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest” (within the meaning of Section 3(14) of ERISA), and Section 4975 of the Code imposes an excise tax on certain “disqualified persons” (within the meaning of Section 4975 of the Code) who engage in similar transactions, in each case, unless a statutory or administrative exemption is available.  A party in interest or disqualified person, including a fiduciary of an ERISA Plan, who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.  Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code, but may be subject to comparable prohibitions under other applicable Similar Laws.  The occurrence of a prohibited transaction could also cause an individual account to lose its tax-exempt status.

The acquisition and/or holding (and, to the extent relevant, disposition) of the exchange notes by an ERISA Plan with respect to which the Company, or any of its affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.  In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to provide exemptive relief for direct or indirect prohibited transactions arising in connection with the acquisition, holding and/or disposition (to the extent relevant) of the exchange notes.  These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers.  Plans that acquire or hold the exchange notes in reliance on PTCE 84-14 should note that the exchange offer may constitute a renewal under Part VI(i) of PTCE 84-14 and any such Plan should consult its counsel to evaluate whether PTCE 84-14 remains applicable.  In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, called the “service provider exemption,” from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for certain purchases and sales of securities, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction, and provided further that the ERISA Plan receives no less, and pays no more, than adequate consideration in connection with the transaction.  There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the exchange notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code and will not constitute a similar violation of any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be exhaustive.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions or breaches of fiduciary obligations, it is particularly important that fiduciaries, or other persons considering whether to acquire any exchange notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transaction.  Investors in the exchange notes have exclusive responsibility for ensuring that none of the acquisition, exchange, holding and/or disposition of these exchange notes violates the fiduciary or prohibited transaction rules of ERISA, the Code and/or any Similar Laws.  The sale of any exchange notes by or to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or with respect to any particular Plan, or that such an investment is appropriate for such Plans generally or for any particular Plan.

PLAN OF DISTRIBUTION

Based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that exchange notes issued under this exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of original notes who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing the exchange notes, or any broker-dealer who purchased the original notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its original notes in the exchange offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original securities where such original securities were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the original notes and the original notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes and the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Notwithstanding the foregoing, we may suspend the use of this prospectus by broker-dealers under specified circumstances. For example, we may suspend the use of this prospectus if:

•                  the SEC or any state securities authority requests an amendment or supplement to this prospectus or the related registration statement or requests additional information;

•                  the SEC or any state securities authority issues any stop order suspending the effectiveness of the registration statement or initiates proceedings for that purpose;

•                  we receive notification of the suspension of the qualification of the exchange notes for sale in any jurisdiction or the initiation or threatening of any proceeding for that purpose;

•                  the suspension is required by law;

•                  we determine that the continued effectiveness of the registration statement of which this prospectus forms a part and use of this prospectus would require disclosure of confidential information related to a material acquisition or divestiture of assets or a material corporate transaction, event or development; or

•                  an event occurs or we discover any fact which makes any statement made in the registration statement of which this prospectus forms a part untrue in any material respect or which requires the making of any changes in such registration statement in order to make the statements therein not misleading.

We will not receive any proceeds from the issuance of exchange notes in the exchange offer.

Investor Representations

Each holder of original notes tendering for exchange notes that submits a letter of transmittal, or agrees to the terms of the letter of transmittal pursuant to an agent’s message, will be deemed to have represented, warranted and agreed as follows:

1.              it has received and reviewed this prospectus;

2.              it is the beneficial owner of, or a duly authorized representative of one or more beneficial owners of, the original notes tendered thereby, and it has full power and authority to execute the letter of transmittal;

3.              the original notes being tendered thereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and we will acquire good, indefeasible and unencumbered title to those original notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, if and when we accept the same;

4.              it will not sell, pledge, hypothecate or otherwise encumber or transfer any original notes tendered thereby from the date of the letter of transmittal, and any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

5.              if it is a person resident in a Relevant Member State (as defined below), it is a “qualified investor” for the purposes of Article 2(1)(e) of the Prospectus Directive (as defined below);

6.              it is not located or resident in the United Kingdom or, if it is located or resident in the United Kingdom, it is a person falling within the definition of investment professionals (as defined in Article 19(5) of the Order (as defined below)) or a person within Article 43 or Article 49(2)(a) to (d) of the Order, or a person to whom this prospectus and any other documents or materials relating to the exchange offer may otherwise lawfully be communicated in accordance with the Order;

7.              it is not resident and/or located in Belgium or, if located and/or resident in Belgium, it is acting for its own account and it is a qualified investor (investisseur qualifié/gekwalificeerde belegger) within the meaning of Article 10, §1 of the Belgian Law of 16 June 2006 on the public offering of securities and the admission of securities to trading on a regulated market (as amended from time to time);

8.              it is not resident and/or located in France or, if it is resident and/or located in France, it is (a) a qualified investor (investisseur qualifié) other than an individual and/or (b) a legal entity whose total assets exceed €5 million, or whose annual turnover exceeds €5 million, or whose managed assets exceed €5 million or whose annual headcount exceeds 50, acting for its own account (all as defined in, and in accordance with, Articles L.341-2, L.411-2, D.341-1 and D.411-1 to D.411-3 of the French Code monétaire et financier);

9.              it is otherwise a person to whom it is lawful to make available this prospectus or to make the exchange offer in accordance with applicable laws (including the transfer restrictions set out in this prospectus);

10.       the execution and delivery of the letter of transmittal shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions described or referred to in this prospectus;

11.       the submission of the letter of transmittal to the exchange agent shall, subject to a holder’s ability to withdraw its tender as described in this prospectus and subject to the terms and conditions of the exchange offer, constitute the irrevocable appointment of the exchange agent as its attorney and agent and an irrevocable instruction to that attorney and agent to complete and execute all or any forms of transfer and other documents at the discretion of that attorney and agent in relation to the original notes tendered in our favor or any other person or persons as we may direct and to deliver those forms of transfer and other documents in the attorney’s and agent’s discretion and the certificates and other documents of title relating to the registration of original notes and to execute all other documents and to do all other acts and things as may be in the opinion of that attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the exchange offer, and to vest in us or our nominees such original notes;

12.       the terms and conditions of the exchange offer shall be deemed to be incorporated in, and form a part of, the letter of transmittal, which shall be read and construed accordingly;

13.       it has a net long position in the original notes being tendered within the meaning of Rule 14e-4 under the Exchange Act, and the tender of such original notes complies with Rule 14e-4;

14.       it acknowledges that the Trustee will not be required to accept for registration of transfer any exchange notes acquired by it, except upon presentation of evidence satisfactory to us and the Trustee that the restrictions set forth herein have been complied with;

15.       it (or the account for which it is acting) (i) is able to fend for itself in the transactions contemplated by this prospectus, (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the exchange notes, (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment and (iv) may be required to bear the financial risks of this investment for an indefinite period of time;

16.       if the original notes are assets of (i) an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, (ii) a “plan” as defined in Section 4975 of the Code, (iii) a “governmental plan” as defined in Section 3(32) of ERISA or any other plan that is subject to a law substantially similar to Title I of ERISA or Section 4975 of the Code or (iv) an entity deemed to hold plan assets of any of the foregoing, the exchange of the original notes and the acquisition, holding and disposition of the exchange notes will not result in a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any substantially similar applicable law, and it will notify us and the Trustee immediately if, at any time, it is no longer able to make the representations contained herein;

17.       it acknowledges that (a) none of us, the exchange agent or any person acting on behalf of any of the foregoing has made any statement, representation, or warranty, express or implied, to it with respect to us or the offer or exchange of any exchange notes, other than the information we have included in this prospectus (as amended or supplemented to the expiration date), and (b) any information it desires concerning us and the exchange notes or any other matter relevant to its decision to exchange its original notes for exchange notes (including a copy of this prospectus) is or has been made available to it;

18.       it understands that we, the exchange agent and others will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements and agrees that if any of the acknowledgements, representations and agreements made by it by its submission of a letter of transmittal, or its agreement to the terms of a letter of transmittal pursuant to an agent’s message, are, at any time prior to the consummation of the exchange offer, no longer accurate, it shall promptly notify us.  If it is acquiring the exchange notes as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgements, representations and agreements on behalf of such account;

19.       in evaluating the exchange offer and in making its decision whether to participate therein by submitting a letter of transmittal (or agreeing to the terms of the letter of transmittal pursuant to an agent’s message) and tendering its original notes, it has made its own independent appraisal of the matters referred to in this prospectus and in any related communications and is not relying on any statement, representation or warranty, express or implied, made to it by us or the exchange agent other than those contained in this prospectus (as amended or supplemented to the expiration date); and

In addition, each subsequent holder of exchange notes will be deemed to represent and warrant that if its acquisition of the exchange notes is funded with the assets of (i) an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, (ii) a “plan” as defined in Section 4975 of the Code, (iii) a “governmental plan” as defined in Section 3(32) of ERISA or any other plan that is subject to a law substantially similar to Title I of ERISA or Section 4975 of the Code or (iv) an entity deemed to hold plan assets of any of the foregoing, the transfer, acquisition, holding and disposition of the exchange notes to it by the prior holder will not result in a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any substantially similar applicable law.  Such subsequent holder of exchange notes will notify us and the Trustee immediately if, at any time, it is no longer able to make the representations contained herein.

Distribution Restrictions

United Kingdom

The applicable provisions of the United Kingdom Financial Services and Markets Act 2000 (the “FSMA”) must be complied with in respect of anything done in relation to the Securities in, from or otherwise involving the United Kingdom.

The communication of this prospectus and any other documents or materials relating to the exchange notes is not being made, and this prospectus and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the FSMA.  Accordingly, this prospectus and such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom.

This prospectus and such documents and/or materials are only being distributed to and are only directed at persons who are located or resident outside the United Kingdom or, if located or resident in the United Kingdom, to (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) persons within Article 43(2) of the Order, (iii) persons within Article 49(2)(a) to (d) of the Order or (iv) any other person to whom this prospectus and other documents or materials relating to the exchange notes may otherwise lawfully be communicated in accordance with the Order (all such persons together being referred to as “relevant persons”).  The exchange notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the exchange notes will be made to or engaged in only with, relevant persons.  Any person who is not a relevant person should not act or rely on this document or any of its contents.

European Economic Area

This prospectus is not a prospectus for the purposes of the European Union’s Directive 2003/71/EC (as amended) (the “Prospectus Directive”) as implemented in each member state of the European Economic Area (each, a “Relevant Member State”).

Neither this prospectus nor any document or material relating to the exchange offer has been or shall be distributed to the public in any Relevant Member State and only “qualified investors” (within the meaning of Article 2(1)(e) of the Prospectus Directive) located or resident in any Relevant Member State are eligible to participate in the exchange offer.

Belgium

The exchange offer is not being made, directly or indirectly, to the public in Belgium.  Neither the exchange offer nor this prospectus has been notified to the Belgian Banking, Finance and Insurance Commission (Commission bancaire, financière et des assurances) pursuant to Article 18 of the Belgian law of 22 April 2003 on the public offering of securities (the “Law on Public Offerings”) nor has this prospectus been, nor will it be, approved by the Belgian Banking, Finance and Insurance Commission pursuant to Article 14 of the Law on Public Offerings.  Accordingly, the exchange offer may not be advertised and both this prospectus and any other information circular, brochure or similar document relating to the exchange offer may be distributed, directly or indirectly, in Belgium only to qualified investors referred to in Article 6, paragraph 3 of the Law of 1 April 2007 on public acquisition offers, acting for their own account.

France

The exchange offer is not being made, directly or indirectly, to the public in France and only qualified investors (“Investisseurs Qualifiés”) as defined in and in accordance with Articles L.411-1, L.411-2 and D.411-1 and D.411-3 of the French Code Monétaire et Financier are eligible to participate in the exchange offer.  The prospectus and any other offering material relating to the exchange offer have not been and shall not be distributed to the public in France.  This prospectus has not been submitted to the clearance of the Autorité des marchés financiers.

General

This prospectus does not constitute an offer to sell or buy or the solicitation of an offer to sell or buy the original notes and/or the exchange notes, as applicable, and offers of original notes for exchange pursuant to the exchange offer will not be accepted in any circumstances in which such offer or solicitation is unlawful.

Other than as contemplated in this prospectus, no action has been or will be taken in any jurisdiction that would permit a public offering of the exchange notes, or the possession, circulation or distribution of this prospectus or any material relating to us, the original notes or the exchange notes in any jurisdiction where action for that purpose is required.  Accordingly, the exchange notes may not be offered, sold or exchanged, directly or indirectly, and neither this prospectus or any other offering material or advertisements in connection with the exchange offer may be distributed or published, in or from any such country or jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.

Any offer of original notes for exchange pursuant to the exchange offer from a holder that is unable to make these representations will not be accepted.  Each of the Company, the Guarantor, the exchange agent and the trustee reserves the right, in their absolute discretion, to investigate, in relation to any offer of original notes for exchange pursuant to the exchange offer, whether any such representation given by a holder is correct and, if such investigation is undertaken and it was determined (for any reason) that such representation is not correct, such offer shall not be accepted.

LEGAL MATTERS

Certain legal matters in connection with the exchange notes will be passed upon for us by Sidley Austin LLP. Freshfields Bruckhaus Deringer LLP will be requested to advise us with respect to the validity under English law of the exchange notes.

EXPERTS

The consolidated financial statements of Aon plc appearing in Aon plc’s Annual Report (Form 10-K) for the year ended December 31, 2012, and the effectiveness of Aon plc’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Aon plc management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Offer to Exchange

$255,946,000 aggregate principal amount of 4.250% Notes Due 2042

(CUSIP Nos. 00185A AA2, G0408V AA0 and G0408V AB8)

for

255,946,000 aggregate principal amount of 4.250% Notes Due 2042

(CUSIP No. 00185A AB0)

that have been registered under the Securities Act

PROSPECTUS

April 15, 2013